                                                                  EXECUTION COPY

                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                  by and among

                            AXSYS TECHNOLOGIES, INC.

                                    as Buyer,

                       DIVERSIFIED OPTICAL PRODUCTS, INC.

                                       and

                             THOSE PERSONS LISTED AS
                         SELLERS ON THE SIGNATURE PAGES
                                     HERETO

                                   as Sellers

                           Dated as of March 23, 2005

                                TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
ARTICLE I     DEFINITIONS........................................................     1

      Section 1.1   Definition of Certain Terms..................................     1

ARTICLE II    SALE AND PURCHASE OF THE SHARES....................................     8

      Section 2.1   Place and Date...............................................     8

      Section 2.2   Purchase Price...............................................     9

      Section 2.3   Post-Closing Adjustment......................................    10

      Section 2.4   Sellers' Representative......................................    12

      Section 2.5   Waiver of Certain Transfer Restrictions......................    13

      Section 2.6   Escrow Arrangement...........................................    13

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF SELLERS..........................    13

      Section 3.1   Corporate Status.............................................    13

      Section 3.2   Authorization, etc...........................................    14

      Section 3.3   No Conflicts.................................................    14

      Section 3.4   Financial Statements.........................................    14

      Section 3.5   Absence of Undisclosed Liabilities...........................    15

      Section 3.6   Taxes........................................................    15

      Section 3.7   Absence of Changes...........................................    16

      Section 3.8   Litigation...................................................    17

      Section 3.9   Compliance with Laws; Governmental Approvals and Consents....    18

      Section 3.10  Assets.......................................................    18

      Section 3.11  Contracts....................................................    18

      Section 3.12  Territorial Restrictions.....................................    20

      Section 3.13  Inventories..................................................    20

      Section 3.14  Receivables..................................................    20

      Section 3.15  Product Warranties and Liability.............................    21

      Section 3.16  Intellectual Property........................................    21

      Section 3.17  Insurance....................................................    22

      Section 3.18  Environmental Matters........................................    22

      Section 3.19  Employees, Labor Matters, etc................................    23

      Section 3.20  Employee Benefit Plans and Related Matters...................    23

      Section 3.21  Brokers, Finders, etc........................................    26

      Section 3.22  Suppliers and Customers......................................    26

                                                                                    PAGE
                                                                                    ----
      Section 3.23  Order Backlog................................................    26

      Section 3.24  Dealings with Affiliates.....................................    26

      Section 3.25  Capital Stock of the Company.................................    26

      Section 3.26  Other Investments............................................    27

      Section 3.27  Disclosure...................................................    27

      Section 3.28  Real and Personal Property...................................    27

      Section 3.29  Bank Accounts................................................    27

      Section 3.30  Government Contracts.........................................    28

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................    28

      Section 4.1   Authorization, etc...........................................    28

      Section 4.2   No Conflicts, etc............................................    29

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF BUYER............................    29

      Section 5.1   Corporate Status.............................................    29

      Section 5.2   Authorization, etc...........................................    29

      Section 5.3   No Conflicts, etc............................................    29

      Section 5.4   Litigation...................................................    30

      Section 5.5   Brokers, Finders, etc........................................    30

      Section 5.6   Financing....................................................    30

      Section 5.7   Disclosure...................................................    30

      Section 5.8   Investment...................................................    30

      Section 5.9   Security Clearance...........................................    31

ARTICLE VI    COVENANTS..........................................................    31

      Section 6.1   Covenants of Sellers.........................................    31

      Section 6.2   Covenants of Buyer...........................................    36

      Section 6.3   HSR Act Filing...............................................    37

ARTICLE VII   CONDITIONS PRECEDENT...............................................    38

      Section 7.1   Conditions to Obligations of Each Party......................    38

      Section 7.2   Conditions to Obligations of Buyer...........................    38

      Section 7.3   Conditions to Obligations of Sellers.........................    41

ARTICLE VIII  CONTINUATION OF EMPLOYEE COMPENSATION, BONUS AND OTHER BENEFITS....    42

ARTICLE IX    TERMINATION........................................................    42

      Section 9.1   Termination..................................................    42

                                                                                    PAGE
                                                                                    ----
      Section 9.2   Effect of Termination........................................    43

ARTICLE X     INDEMNIFICATION....................................................    44

      Section 10.1  Survival of Representations and Warranties, etc..............    44

      Section 10.2  Indemnification By Sellers...................................    44

      Section 10.3  Indemnification By Buyer.....................................    46

      Section 10.4  Indemnification Procedures...................................    47

      Section 10.5  Exclusive Remedy.............................................    48

ARTICLE XI    TAX MATTERS........................................................    48

      Section 11.1  Tax Indemnity................................................    48

      Section 11.2  Tax Returns..................................................    49

      Section 11.3  Transfer Taxes...............................................    50

      Section 11.4  Cooperation; Audits..........................................    50

      Section 11.5  Controversies................................................    50

      Section 11.6  Code Section 338(h)(10) Election.............................    51

      Section 11.7  Purchase Price Allocation....................................    52

      Section 11.8  Tax Sharing Agreements.......................................    52

      Section 11.9  Liability....................................................    52

ARTICLE XII   MISCELLANEOUS......................................................    52

      Section 12.1  Expenses.....................................................    52

      Section 12.2  Severability.................................................    53

      Section 12.3  Notices......................................................    53

      Section 12.4  Interpretation...............................................    54

      Section 12.5  Headings.....................................................    54

      Section 12.6  Entire Agreement.............................................    54

      Section 12.7  Counterparts.................................................    54

      Section 12.8  Governing Law................................................    54

      Section 12.9  Consent to Jurisdiction; Waiver of Jury Trial................    55

      Section 12.10 Binding Effect...............................................    55

      Section 12.11 Assignment...................................................    55

      Section 12.12 No Third Party Beneficiaries.................................    55

      Section 12.13 Amendment; Waivers, etc......................................    55

      Section 12.14 Limitation on Representations and Warranties.................    55

                                    EXHIBITS

EXHIBIT A         Form of Escrow Agreement
EXHIBIT B-1       Form of Noncompetition Agreement for Fantozzi
EXHIBIT B-2       Form of Noncompetition Agreement for Kessler
EXHIBIT B-3       Form of Noncompetition Agreement for Parkas

                                    SCHEDULES

SCHEDULE 2.2(a)   Wire Instructions and Seller Expenses
SCHEDULE 2.2(c)   Base Net Working Capital
SCHEDULE 6.1(b)   Conduct of Business
SCHEDULE 7.2(f)   Termination of Agreements
SCHEDULE 11.7     Allocation Schedule

SELLERS DISCLOSURE SCHEDULE

      THIS STOCK PURCHASE AGREEMENT dated as of March 23, 2005, by and among Axsys Technologies, Inc., a Delaware corporation ("Buyer"), Diversified Optical Products, Inc., a New York corporation (the "Company"), and those Persons listed as Sellers on the signature pages hereof ("Sellers").

                                    RECITALS

      A. The Company is in the business of designing, manufacturing, marketing and selling a wide range of thermal imaging optical lens assemblies, cameras and related products (the "Business").

      B. Sellers own all the issued and outstanding shares (the "Shares") of common stock, no par value, of the Company (the "Common Stock").

      C. Buyer wishes to purchase the Shares from Sellers and Sellers wish to sell the Shares to Buyer, all for the purchase price and upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to and upon the terms and conditions set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Section 1.1 Definition of Certain Terms. The terms defined in this Section 1.1, whenever used in this Agreement, shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

      "Adjusted Purchase Price": has the meaning set forth in Section 2.2(a).

      "AFC": has the meaning set forth in Section 5.6.

      "Affiliate": of a specified Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person or a member of such specified Person's immediate family. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise. Following the Closing, the Company shall be an Affiliate of Buyer.

      "Agreement": means this Stock Purchase Agreement (including the Exhibits and the Schedules), as the same from time to time may be amended, supplemented or waived.

      "Allocation Schedule": has the meaning set forth in Section 11.7.

      "Applicable Law": means any and all applicable provisions of any and all
(i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

      "Atlantic": has the meaning set forth in Section 3.21.

      "Backlog": has the meaning set forth in Section 3.23.

      "Base Net Working Capital": has the meaning set forth in Section 2.2(c).

      "BoA": has the meaning set forth in Section 5.6.

      "Business": has the meaning set forth in Recital A of this Agreement.

      "Business Day": means any day other than Saturday, Sunday or any federal holiday.

      "Buyer": has the meaning set forth in the first paragraph of this Agreement.

      "Buyer Export Control Counsel": means Venable LLP, or any successor counsel reasonably acceptable to Sellers.

      "Buyer Indemnitees": has the meaning set forth in Section 10.2(a).

      "Buyer's Accountant": has the meaning set forth in Section 2.3(b).

      "Cash": means, as of any date of determination, the sum of the Company's cash, cash equivalents and investments.

      "Claims": has the meaning set forth in Section 10.2(a).

      "Closing": has the meaning set forth in Section 2.1.

      "Closing Date": has the meaning set forth in Section 2.1.

      "Closing Date Balance Sheet": has the meaning set forth in Section 2.3(b).

      "Closing Date Net Working Capital": means Net Working Capital as of the Effective Date (including, without duplication, as a current liability any New Hampshire Business Profits taxes of the Company relating to the Section 338(h)(10) Election) calculated using the Closing Date Balance Sheet and in the same manner as the Base Net Working Capital as set forth on Schedule 2.2(c) (excluding the application of the adjustment amount).

      "Closing Payment": has the meaning set forth in Section 2.2(a).

      "Code": means the Internal Revenue Code of 1986, as amended.

      "Common Stock": has the meaning set forth in Recital B of this Agreement and also shall include any securities issued or issuable with respect to the Common Stock, by way of a stock dividend, stock split, combination of shares, recapitalization, restructuring, merger, consolidation or other reorganization of the Company.

      "Company": has the meaning set forth in the first paragraph of this Agreement.

      "Company Export Control Counsel": has the meaning set forth in Section 3.9(c).

      "Company Intellectual Property": has the meaning set forth in Section 3.16(a).

      "Company's Accountant": shall mean Nardella & Taylor, L.L.P.

      "Confidential Matters": has the meaning set forth in Section 7.2(g)(ii).

      "Consent": means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person.

      "Contract": means any agreement, contract, commitment, order, license, lease or other instrument or arrangement (whether written or oral).

      "December Balance Sheet": means the audited balance sheet of the Company at December 31, 2004 included in the Financial Statements, a copy of which has been delivered to Buyer or its representatives.

      "$" or "dollars": means lawful money of the United States of America.

      "Effective Date": has the meaning set forth in Section 2.1.

      "Employee Benefit Plans": has the meaning set forth in Section 3.20(a).

      "Environmental Laws": means any and all Applicable Laws relating to the protection of the environment and natural resources (which includes ambient air, surface water, groundwater, wetlands, vegetation, wildlife, land surface and subsurface strata), or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release, arranging for the disposal or transportation of any Hazardous Substances.

      "Environmental Liabilities and Costs": means any and all Claims imposed by, under or pursuant to Environmental Laws, based on, arising out of or otherwise in respect of (i) the ownership or operation of the Business or any real property owned, leased or operated by the Company, which has accrued prior to the Closing Date, or (ii) the environmental conditions existing on the Closing Date on, under, above, or about any real property owned, leased or operated by the Company.

      "ERISA": means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent": has the meaning set forth in Section 2.6.

      "Escrow Agreement": has the meaning set forth in Section 2.6.

      "Escrow Amount": has the meaning set forth in Section 2.6.

      "Excluded Representations": has the meaning set forth in Section 10.1.

      "Export Control Audit": has the meaning set forth in Section 3.9(c).

      "Export Matters MAE": means any order, determination, ruling, judgment or action by any U.S. Governmental Authority against or with respect to the Company, as a result of the violation by the Company of any U.S. Export Control
Laws: (i) that debars the Company from exporting any of its products, technology or services that are controlled under U.S. Export Control Laws or selling any of its products, technology or services to the United States or any agency, department, board, commission or instrumentality of the United States, (ii) that suspends the Company from exporting any of its products, technology or services that are controlled under U.S. Export Control Laws or selling any of its products, technology or services to the United States or any agency, department, board, commission or instrumentality of the United States, which suspensions, in the aggregate, would reasonably be expected to result in a material decline in the revenues or operating income of the Company, (iii) that, in the good faith determination of Buyer, after consultation with the Company Export Control Counsel and the Buyer Export

Control Counsel, would result in the imposition of fees, penalties or other monetary assessments against the Company in excess of $5 million, or (iv) that would reasonably be expected to result in a material decline in the revenues or operating income of the Company.

      "Export Matters Memorandum": means the confidential memorandum of the Company dated March 15, 2005 in respect to certain export matters, and referred to in Section 3.9 of Sellers Disclosure Schedule.

      "Final Closing Date Balance Sheet": has the meaning set forth in Section 2.3(d).

      "Final Closing Date Net Working Capital": means Net Working Capital as of the Effective Date (including, without duplication, as a current liability any New Hampshire Business Profits taxes of the Company relating to the Section 338(h)(10) Election) calculated using the Final Closing Date Balance Sheet and in the same manner as the Base Net Working Capital as set forth on Schedule 2.2(c) (excluding the application of the adjustment amount).

      "Financial Statements": has the meaning set forth in Section 3.4.

      "Financing": has the meaning set forth in Section 5.6.

      "GAAP": means generally accepted accounting principles as in effect in the United States.

      "Governmental Approval": means any Consent of, with or to any Governmental Authority.

      "Governmental Authority": means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof), or any tribunal or arbitrator(s) of competent jurisdiction, or any self-regulatory organization.

      "Government Contract": means any Contract with the Unites States, including any government authority, agency, department, board, commission or instrumentality of the United States.

      "Hazardous Substance": means any substance that: (i) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder; or (ii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority under any Environmental Law.

      "HLHZ": has the meaning set forth in Section 3.21.

      "HSR Act": means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indebtedness": means, as of any date of determination, the Company's indebtedness for borrowed money, capitalized leases or other obligations which would be reflected as indebtedness on the Company's balance sheet prepared in accordance with GAAP and including, without limitation, all indebtedness of the Company to Sovereign Bank, but specifically excluding trade payables, accrued expenses and other similar liabilities incurred in the ordinary course of business.

      "include", "includes", "included" and "including": shall be construed as if followed by the phrase "without being limited to".

      "Indemnified Party": has the meaning set forth in Section 10.4.

      "Indemnifying Party": has the meaning set forth in Section 10.4.

      "Indemnified Officers and Directors": has the meaning set forth in Section 6.2(e).

      "Intellectual Property": means: (i) any and all trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names, logos and other indications of origin, sponsorship or affiliation, together with the goodwill associated therewith (whether the foregoing are registered or unregistered); registrations thereof in any jurisdiction and applications to register any of the foregoing in any jurisdiction, and any extension, modification or renewal of any such registration or application; (ii) any and all inventions, developments, improvements, discoveries, know how, concepts and ideas, whether patentable or not in any jurisdiction; (iii) any and all patents, revalidations, industrial designs, industrial models and utility models, patent applications (including reissues, continuations, divisions, continuations-in-part and extensions) and patent disclosures; (iv) any and all mask works and other semiconductor chip rights and registrations thereof; (v) any and all non-public information, trade secrets and proprietary or confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (vi) any and all writings and other works, whether copyrighted, copyrightable or not in any jurisdiction, such works including computer programs and software (including source code, object code, data and databases); (vii) any and all copyrights, copyright registrations and applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (viii) any and all other intellectual property or proprietary rights; (ix) any and all agreements, licenses, immunities, covenants not to sue and the like relating to any of the foregoing; and (x) any and all Claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

      "Interim Balance Sheet": means the interim balance sheet of the Company as of February 28, 2005 included in the Financial Statements, a copy of which has been delivered to Buyer or its representatives.

      "Interim Financial Statements": has the meaning set forth in Section 3.4.

      "Inventories": means all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies (whether on hand, in-transit or on order) existing on the Closing Date.

      "IRS": means the Internal Revenue Service.

      "Knowledge of Sellers": means to the facts and circumstances that Sellers knew or should have known after reasonable due inquiry of the following officers of the Company: Louis R. Fantozzi, Lawrence Kessler, Paul Parkas, William Mather and Jennifer Richardson.

      "Leased Real Property": means all premises leased pursuant to the Leases.

      "Leases": means the real property leases, subleases, use agreements, licenses and occupancy agreements pursuant to which the Company is the current lessee, sublessee, user, licensee or occupant.

      "Lien": means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restriction or limitation.

      "Material Adverse Effect": means any event, circumstance, occurrence, fact, condition, change or effect, that is materially adverse to the Business, operations, results of operations, financial condition, properties, assets or liabilities of the Company, taken as a whole, excluding an Export Matters MAE.

      "Material Contract": has the meaning set forth in Section 3.11(a).

      "Net Working Capital": means, as of any date of determination, with respect to the Company (a) the Company's total current assets (including, without limitation, accounts receivable (less allowances for doubtful accounts and deductions), inventories and prepaid expenses), excluding Cash, less (b) the Company's total current liabilities (including, without limitation, accounts payable, accrued New Hampshire Business Profits taxes relating to the operation of the business and accrued liabilities and expenses (which shall include any accrued salary, bonus, vacation and other employee compensation), but excluding current portions of Indebtedness, all as determined in accordance with GAAP.

      "Net Working Capital Adjustment": has the meaning set forth in Section 2.2(c).

      "Neutral Auditor": has the meaning set forth in Section 2.3(d).

      "Noncompetition Agreements": has the meaning set forth in Section 7.2(g)(vii).

      "Objection Notice": has the meaning set forth in Section 2.3(c).

      "Payoff Letters": has the meaning set forth in Section 2.2(b).

      "Pension Plan": has the meaning set forth in Section 3.20(c).

      "PCBs": has the meaning set forth in Section 3.18(b).

      "Permitted Closing Liens": means those Permitted Liens specified in clauses (i), (iv), (v) and (vi) of the definition thereof.

      "Permitted Liens": means (i) Liens, or obligations secured thereby (including accrued interest and other charges), reserved against in the December Balance Sheet, to the extent so reserved, (ii) Liens for Taxes not yet due and payable, (iii) Liens for Taxes which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's books in accordance with GAAP, (iv) mechanics, carriers, workers, repairers and other statutory liens incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of the Company, (v) contract rights of third parties to Contracts, or (vi) Liens that, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of the Company or materially interfere with the use thereof as currently used or contemplated to be used or otherwise.

      "Person": means any natural person, firm, partnership, limited partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

      "Post-Closing Straddle Period": has the meaning set forth in Section 11.1(b).

      "Post-Closing Tax Period": has the meaning set forth in Section 11.5(a).

      "Pre-Closing Straddle Period": has the meaning set forth in Section
11.1(b).

      "Pre-Closing Tax Period": has the meaning set forth in Section 11.1(a).

      "Proceeding": means any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit, hearing or investigation, whether judicial or administrative, of any Person.

      "Purchase Price": has the meaning set forth in Section 2.2(a).

      "Release": means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, including the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

      "Released Persons" has the meaning set forth in Section 6.1(j).

      "Resolution Period": has the meaning set forth in Section 2.3(c).

      "Section 338(h)(10) Election": has the meaning set forth in Section 11.6.

      "Securities Act": means the Securities Act of 1933, as amended.

      "Seller Expenses": means (i) all fees and expenses payable by the Company and/or Sellers to any legal counsel, accountants, investment bankers or consultants, including the collective amount payable by the Company and/or Sellers to Posternak, Blankstein & Lund LLP, the Company Export Control Counsel, the Company's Accountant, HLHZ and Atlantic and (ii) all amounts payable to employees and/or directors of the Company as a result of Sellers entering into this Agreement and the other Transaction Documents and/or the consummation of the transactions contemplated hereby and thereby (including any and all severance payments the Company may have to make under any of the Employee Benefit Plans), as well as all costs, taxes, Code Sections 280G or 4999 gross-up payments and expenses of the Company incurred as a result of any such payments.

      "Sellers": has the meaning set forth in the first paragraph of this Agreement.

      "Sellers Disclosure Schedule": has the meaning set forth in the preamble to Article III.

      "Sellers' Indemnitees": has the meaning set forth in Section 10.3(a).

      "Sellers' Representative": has the meaning set forth in Section 2.4(a).

      "Sellers' Threshold Amount": has the meaning set forth in Section 10.2(b).

      "Shareholders Agreement": means the Diversified Optical Products, Inc. Shareholder's Agreement dated December 13, 2001, as amended from time to time.

      "Shares": has the meaning set forth in Recital B of this Agreement and also shall include any securities issued or issuable with respect to the Shares, by way of a stock dividend, stock split, combination of shares, recapitalization, restructuring, merger, consolidation or other reorganization of the Company.

      "Straddle Period": has the meaning set forth in Section 11.1(b).

      "Straddle Period Tax Matter": has the meaning set forth in Section
11.5(b).

      "Subsidiaries": means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

      "Survival Period": has the meaning set forth in Section 10.1.

      "Tax Matter": has the meaning set forth in Section 11.5(a).

      "Tax Return": means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Taxes": means any federal, state, provincial, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, business enterprise, dividend, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

      "Termination Date": has the meaning set forth in Section 9.1(b).

      "Transaction Documents": means, with respect to any Person, this Agreement, the Escrow Agreement and the Noncompetition Agreements (including all Schedules and Exhibits hereto and thereto), together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or therewith.

      "Treasury Regulations": means the regulations prescribed pursuant to the Code.

      "TSS Matter": has the meaning set forth in Section 3.9(c).

"U.S. Export Control Laws": means the Export Administration Regulations, the International Traffic in Arms Regulations, the Cuban Assets Control Regulations, the Federal Republic of Yugoslavia (Serbia and Montenegro) Kosovo Sanctions Regulations, the Foreign Assets Control Regulations (as applied to North Korea), the Iraqi Sanctions Regulations, the Iranian Transactions Regulations, the Libyan Sanctions Regulations, and the Sudanese Sanctions Regulations, including restrictions maintained against persons identified on the U.S. Department of the Treasury's Office of Foreign Assets Control List of Specially Designated Nationals and Other Blocked Persons.

                                   ARTICLE II

                         SALE AND PURCHASE OF THE SHARES

      Section 2.1 Place and Date. On the Closing Date, Sellers shall sell the Shares to Buyer, and Buyer shall purchase the Shares from Sellers. The closing of the sale and purchase of the Shares (the "Closing") shall take place beginning at 10:00 A.M. local time on the later of

May 9, 2005, or seven (7) days after which all of the conditions in Article VI are either fulfilled or waived (or, if such seventh day is not a Business Day, then the next Business Day thereafter) at the offices of Posternak Blankstein & Lund LLP, Prudential Tower, 800 Boylston St., Boston, Massachusetts, or such other time and place upon which the parties may agree. The day on which the Closing actually occurs is herein sometimes referred to as the "Closing Date". The Closing shall be effective as of the close of business on the Closing Date; provided, however, that the Closing shall be effective for purposes of calculating the Closing Date Balance Sheet as of the close of business on the Business Day immediately preceding the Closing Date (the "Effective Date").

      Section 2.2 Purchase Price.

      (a) Buyer shall pay to Sellers the aggregate amount of Sixty Million Dollars ($60,000,000) (the "Purchase Price") plus an amount equal to the Cash, less an amount equal to the Indebtedness, plus or minus, as applicable, an amount equal to the Net Working Capital Adjustment, each as of the Effective Date (as adjusted pursuant to Section 2.3, the "Adjusted Purchase Price"), and each of which shall be subject to post-Closing adjustment as provided in Section
2.3. Sellers hereby direct Buyer to pay, at the Closing, (i) the Adjusted Purchase Price, as determined on the Closing Date, less the Escrow Amount as set forth in Section 2.6 and less the amount of the Seller Expenses (but only to the extent not included in the Net Working Capital Adjustment) to Sellers' counsel, Posternak Blankstein & Lund LLP by wire transfer of immediately available funds to a United States bank account or accounts designated by Posternak Blankstein & Lund LLP as set forth in Schedule 2.2(a) (the "Closing Payment"); (ii) the Escrow Amount to the Escrow Agent pursuant to Section 2.6 and the terms of the Escrow Agreement; (iii) the amount of Seller Expenses to the persons and in the amounts set forth in Schedule 2.2(a).

      (b) For purposes of determining (i) Cash, such amount shall be the amount reported by the Company's banks as of the Effective Date; (ii) Indebtedness, such amount shall be the payoff amount as of the Closing Date pursuant to payoff letter(s) received from the Company's lender(s) (the "Payoff Letters"); and (iii) the Net Working Capital Adjustment, such amount shall be estimated as of the Effective Date, based upon the Company's most recent internally prepared balance sheet and the books and records of the Company, such schedule to be prepared in good faith by Sellers in the same manner as the Base Net Working Capital set forth on Schedule 2.2(c) and consistent with past practices and the definition of such amounts as set forth in this Agreement, and reviewed by Buyer, not less than three (3) days prior to Closing.

      (c) In determining the Adjusted Purchase Price, Buyer and Sellers have agreed that the Base Net Working Capital shall be equal to $7,000,000, as set forth on Schedule 2.2(c) (the "Base Net Working Capital"). To the extent that the Closing Date Net Working Capital is greater than the Base Net Working Capital, the Adjusted Purchase Price shall be increased on a dollar-for-dollar basis by the amount of such excess and to the extent that the Closing Date Net Working Capital is less than the Base Net Working Capital, the Adjusted Purchase Price shall be reduced on a dollar-for-dollar basis by the amount of such shortfall (the "Net Working Capital Adjustment").

      (d) Simultaneously with the Closing, Buyer shall pay, or cause the Company to pay, the amount of any Indebtedness in accordance with the Payoff Letters.

      Section 2.3 Post-Closing Adjustment.

      (a) Within five (5) business days after the Final Closing Date Balance Sheet is agreed to by Sellers' Representative and Buyer or is determined by the Neutral Auditor, the Adjusted Purchase Price shall be (i) decreased dollar-for-dollar by the amount that the Final Closing Date Net Working Capital is less than the Closing Date Net Working Capital; (ii) increased dollar-for-dollar by the amount that the Final Closing Date Net Working Capital is greater than the Closing Date Net Working Capital; and (iii) decreased or increased, as appropriate, by the amount by which the Cash is less or more, respectively, than the amount thereof on the Effective Date as determined by reference to the Final Closing Balance Sheet. The amount of any decrease to the Adjusted Purchase Price pursuant to this Section 2.3(a) shall be paid, jointly and severally, by Sellers to Buyer; provided, however, that if Sellers do not pay such amount, Buyer shall have the right, in its sole discretion, to request such amount be paid from the Escrow Amount by submission of a claim by Buyer to the Escrow Agent pursuant to the Escrow Agreement. Sellers hereby direct Buyer to pay the amount of any increase to the Adjusted Purchase Price pursuant to this Section 2.3(a) by wire transfer in immediately available funds to a United States bank account or accounts designated by Posternak Blankstein & Lund LLP as set forth in Schedule 2.2(a).

      (b)   (i)   As soon as practicable, and in any event within 60 days after the Closing Date, Sellers shall, at their cost and expense, cause the Company's Accountant to prepare (A) a balance sheet of the Company as of the Effective Date, determined on a pro forma basis as if the parties hereto had not consummated the transactions contemplated by this Agreement and prepared on an accrual basis in accordance with GAAP and the provisions of this Section 2.3(b); provided, however, consistent with the determination of the Net Working Capital Adjustment, the Closing Date Balance Sheet shall take into account any New Hampshire Business Profits taxes of the Company relating to the Section 338(h)(10) Election (the "Closing Date Balance Sheet") and (B) a schedule of the Closing Date Net Working Capital. In connection with the preparation of the Closing Date Balance Sheet, Buyer may have Ernst & Young LLP, their nationally recognized independent accounting firm ("Buyer's Accountant") be present during and accompany the Company's Accountant in the physical inventory counting (which shall begin on April 30, 2005, and the results of such physical inventory counting shall be rolled forward or back to the Effective Date; provided, however, the Company's Accountant and Buyer's Accountant may mutually agree to other agreed upon procedures for determination of the Closing Date Balance Sheet inventory in lieu of a physical inventory count, including, any procedures to roll-forward or roll-back the inventory balance from the most recent physical inventory reviewed by the Company's Accountant). For purposes of this Agreement, GAAP shall mean GAAP applied on a basis consistent with the December Balance Sheet and related statements of operations and cash flows (except for footnotes and other presentation items). Sellers and Company's Accountant, shall have reasonable access during normal business hours to the books and records and appropriate employees of the Company, to the extent reasonably required to complete the Closing Date Balance Sheet.

            (ii) The accounting policies, methods and practices and their related applications used by the Company's Accountant to prepare the Closing Date Balance Sheet and the schedule of Closing Date Net Working Capital shall be consistent with those underlying the December Balance Sheet, provided, however, that reserve amounts may only be changed and adjusted to reflect actual changes in the facts and circumstances upon which such reserves are based, and without giving effect to the transactions contemplated by this Agreement. In the event that during the audit, the Company's Accountant determines that a change to the accounting policies, methods or practices is warranted in order for the Company's Accountant to render an opinion on the Closing Date Balance Sheet, then such change in accounting policies, methods or practices shall be applied on a consistent basis to the December Balance Sheet and the Base Net Working Capital shall be adjusted accordingly.

            (iii) The Closing Date Balance Sheet shall be accompanied by the report of the Company's Accountant, which shall state that the Closing Date Balance Sheet presents fairly in all material respects the financial condition of the Company at the Closing Date in conformity with GAAP as defined in this Section 2.3(b). Sellers and Company's Accountant, shall have reasonable access during normal business hours to the books and records and appropriate employees of the Company, to the extent reasonably required to complete the Closing Date Balance Sheet.

      (c) After receipt of the Closing Date Balance Sheet and the schedule of Closing Date Net Working Capital, Buyer and Buyer's Accountant shall have 30 days to review them. Buyer and Buyer's Accountant shall have reasonable access during normal business hours to the books and records of the Company and the workpapers of the Company's Accountant and appropriate employees of the Company's Accountant, to the extent reasonably required to complete their review of the Closing Date Balance Sheet and the schedule of Closing Date Net Working Capital. All fees, costs and expenses incurred by Buyer relating to Buyer's review of the Closing Date Balance Sheet and the schedule of Closing Date Net Working Capital shall be borne by Buyer. Unless Buyer delivers notice to the Sellers' Representative on or prior to the 30th day after receipt of the Closing Date Balance Sheet specifying in reasonable detail all disputed items and the basis therefore (the "Objection Notice"), the parties shall be deemed to have accepted and agreed to the Closing Date Balance Sheet and the schedule of Closing Date Net Working Capital. If Buyer so notifies the Sellers' Representative of any objections to the Closing Date Balance Sheet, the parties shall, within 30 days following the date of such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amount shall be final, binding, conclusive and non-appealable for all purposes under this Agreement.

      (d) If at the conclusion of the Resolution Period the parties have not reached an agreement on Buyer's objections, then all amounts remaining in dispute may, at the election of any party, be submitted to a mutually acceptable nationally recognized independent accounting firm, other than the Company's Accountant and Buyer's Accountant (the "Neutral Auditor"). Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne equally by Sellers (on the one hand) and Buyer (on the other hand); provided, however, that Buyer shall bear all of such fees and expenses if the Neutral Auditor determines that Buyer acted in bad faith in delivering to Sellers an Objection Notice. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall act as an arbitrator to determine, based solely on the presentations by Sellers and Buyer and the terms of this Agreement, only those issues still in dispute. The Neutral Auditor's determination shall be made within 30 days of its engagement (which engagement shall be made no later than five (5) business days after the end of the Resolution Period), or as soon thereafter as possible, shall be set forth in a written statement delivered to Sellers and Buyer and shall be final, binding, conclusive and non-appealable for all purposes hereunder. The term "Final Closing Date Balance Sheet" shall mean the definitive Closing Date Balance Sheet agreed to by Sellers and Buyer in accordance with Section 2.3(c) or the definitive Closing Date Balance Sheet resulting from the determination made by the Neutral Auditor in accordance with this Section 2.3(d) (in addition to those items theretofore agreed to by Sellers and Buyer).

      Section 2.4 Sellers' Representative.

      (a) Each Seller hereby irrevocably constitutes and appoints Louis R. Fantozzi, and Louis R. Fantozzi hereby accepts such appointment as the sole, exclusive, true and lawful agent, representative and attorney-in-fact for all Sellers and each of them ("Sellers' Representative") with respect to any and all matters relating to, arising out of, or in connection with, this Agreement, and for purposes of taking any action or omitting to take action on behalf of Sellers under this Agreement including, without limitation, (i) service of process upon Sellers, (ii) executing and delivering to Buyer or any other Person on behalf of any of or all Sellers any and all instruments, certificates, documents, agreements and amendments thereto with respect to the transactions contemplated hereby, including the Escrow Agreement and any instrument, certificate, document or agreement referred to in Section 7.2, and (iii) receipt of all notices on behalf of Sellers with respect to any matter, suit, claim, action or proceeding arising with respect to the sale of the Shares or any transaction contemplated by this Agreement, including the defense, settlement or compromise of any claim, action or proceeding pursuant to Article IX. All actions, notices, communications and determinations by or on behalf of Sellers shall be given or made by Sellers' Representative and all such actions, notices, communications and determinations by Sellers' Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all Sellers.

      (b) If Sellers' Representative dies or becomes legally incapacitated, then those Sellers holding a majority of the Shares immediately prior to Closing promptly shall designate in writing to Buyer a single individual to replace the deceased or legally incapacitated Sellers' Representative as the successor Sellers' Representative hereunder. If at any time there shall not be a Sellers' Representative or Sellers so fail to designate a successor Sellers' Representative, then Buyer may have a court of competent jurisdiction appoint a Sellers' Representative hereunder.

      (c) Buyer shall be entitled to rely on Sellers' Representative's authority as the agent, representative and attorney-in-fact of Sellers for all purposes hereunder and shall have no liability for any such reliance. None of Sellers may revoke the authority of Sellers' Representative.

      (d) Each Seller hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by Sellers' Representative in the exercise of the power-of-attorney granted to Sellers' Representative pursuant to this
Section 2.4, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of such Seller. Any payment made to Sellers' Representative pursuant to this Agreement shall be deemed to have been made to Sellers.

      Section 2.5 Waiver of Certain Transfer Restrictions. As of Closing, each Seller hereby irrevocably waives any and all restrictions on transfer, first refusal rights, first offer rights, repurchase rights, preemptive rights or similar rights (if any) and any and all similar restrictions, rights or provisions contained in the Company's By-laws, the Shareholders' Agreement or any outstanding stock restriction agreement, stock purchase agreement or similar agreement or instrument or otherwise affecting any Seller's right to transfer or to sell his Shares to any third party purchaser.

      Section 2.6 Escrow Arrangement. Subject to the terms and conditions herein, at the Closing, Buyer shall deposit, on behalf of Sellers, with KeyBank,
N. A., a national banking association, as escrow agent (the "Escrow Agent"), an amount equal to Five Million Dollars ($5,000,000) (the "Escrow Amount"). The Escrow Amount shall be held in accordance with the terms of the escrow agreement, substantially in the form attached hereto as EXHIBIT A (as the same may be amended from time to time, the "Escrow Agreement").

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Except as set forth in the "Sellers Disclosure Schedule" (which shall include an identification by Section reference to the representations and warranties to which such exceptions and qualifications relate), Sellers, except as otherwise specifically provided for in this Agreement, jointly and severally, represent and warrant to Buyer to the matters as set forth in this Article III.

      Section 3.1 Corporate Status.

      (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company has full corporate power and authority to carry on the Business and to own or lease and to operate the properties of the Company.

      (b) Section 3.1(b) of the Sellers Disclosure Schedule sets forth all jurisdictions in which the Company is foreign qualified. The Company is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the operation of the Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed to do business would not have a Material Adverse Effect.

      (c) The Company has delivered to Buyer true, complete and correct copies of its charter and by-laws (or other organizational documents), in each case as amended and in effect on the date hereof and on the Closing Date. The Company is not in violation of any of the provisions of its charter or by-laws or other organizational documents. The Company has delivered to Buyer true, complete and correct copies of minutes of all meetings of its directors (including committees thereof) and shareholders (or written actions or consents in lieu of meetings) since January 1, 2000.

      Section 3.2 Authorization, etc. Each Seller represents, severally and not jointly, that (a) he is an adult individual and is competent to execute and deliver this Agreement and the other Transaction Documents, to perform fully his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, (b) he has duly executed and delivered the this Agreement and, when executed and delivered, will have duly executed and delivered the other Transaction Documents, and (c) this Agreement is and, when executed and delivered by such Seller, the other Transaction Documents will be, legal, valid and binding obligations of such Seller, enforceable against each of them in accordance with their respective terms, except as enforceability may be subject to bankruptcy, insolvency, receivership, moratorium, reorganization, fraudulent conveyance, equitable subordination or similar laws of general application, and the application of equitable principles.

      Section 3.3 No Conflicts. The execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both), or result in the acceleration of or give rise to any party the right to terminate, modify or cancel under, or result in the loss of any rights, privileges, options or alternatives under, or result in the creation of any Lien on any of the properties or assets of the Company under (a) the charter or by-laws of the Company, (b) any Applicable Law applicable to the Company or any of its properties or assets, except where failure to do so would not have a Material Adverse Effect, or (c) any Contract or other agreement or instrument to which the Company is a party or by which the Company or any of its properties or assets is bound, except where failure to do so would not have a Material Adverse Effect. Assuming the accuracy of Buyer's representations and warranties in
Article IV, and as may be required under the HSR Act, no Governmental Approval or other Consent is required to be obtained or made by Sellers or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

      Section 3.4 Financial Statements. Sellers have delivered to Buyer (a) the Company's audited balance sheet as of December 31, 2002, 2003, 2004 and the related statements of operations and cash flows for the years then ended and (b) the Company's internally prepared Interim Balance Sheet and the related statements of operations and cash flows of the Company for the two (2) month period ended February 28, 2005 ("Internal Financial Statement") (each individually, a "Financial Statement" and collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Company, have been prepared in accordance with GAAP consistently applied (other than that the Internal Financial Statement is subject to normal year-end adjustments and lacks footnotes and other presentation items) and fairly present in all material respects the financial condition and results of operations of the Company as of and for the periods specified therein.

      Section 3.5 Absence of Undisclosed Liabilities. The Company has no debts, claims, commitments, liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted, except (a) as and to the extent disclosed or reserved against in the Interim Balance Sheet, and (b) liabilities and obligations that were incurred after the date of the Interim Balance Sheet in the ordinary course of business.

      Section 3.6 Taxes.

      (a) The Company has duly and timely filed all Tax Returns with respect to Taxes required to be filed on or before the Closing Date. All such Tax Returns are true, correct and complete in all material respects. Except for (i) Taxes which are being contested in good faith and by appropriate proceeds and for which adequate reserves are maintained on the Company's books in accordance with GAAP, and (ii) Taxes accrued in the ordinary course of business since December 31, 2004 and for which adequate reserves are maintained on the Company's books in accordance with GAAP, all Taxes owed by the Company (whether or not shown on any Tax Return) have been duly and timely paid. The Company has not extended or otherwise waived any applicable statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company is not currently a beneficiary of any extension of time to file any Tax Return. The Company has withheld all required Taxes from amounts paid to employees, agents, independent contractors, nonresidents, shareholders or any other third party and, to the extent required by law, has remitted such Taxes to the proper Governmental Authority. Neither the Company nor any of Sellers is a "foreign person" within the meaning of Section 1445(b)(2) of the Code. The Company is not a party to any Tax allocation or sharing agreement.

      (b) There is no Proceeding now pending or, to the Knowledge of Sellers, threatened against or with respect to the Company in respect of any Tax. Neither the Company nor any of the Sellers has received notice of any claim by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

      (c) The Company (and any predecessor) has not been a member of an affiliated group of corporations (within the meaning of Section 1502 of the Code) filing a consolidated federal income tax return. The Company has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign law or regulation), as a transferee or successor, by contract, or otherwise.

      (d) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

      (e) The Company has not distributed the securities of another Person, or had its securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or
Section 361 of the Code.

      (f) The Company is not a party to any plan, transaction or arrangement described in Section 6111(d) of the Code or has participated in a reportable transaction within the meaning of Treasury Regulation Section 1.6011-4 (or any predecessor provision thereto).

      (g) Since October 1, 1997, the Company has been a validly electing "S corporation" within the meaning of Sections 1361 and 1362 of the Code and under each analogous or similar provision of state or local law in each jurisdiction where the Company is required to file a Tax Return. The Company has no qualified subchapter S subsidiaries within the meaning of Section 1361(b)(3)(B) of the Code. The Company has not, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquire the stock of any corporation which is a qualified subchapter S subsidiary.

      Section 3.7 Absence of Changes. Since December 31, 2004, the Company has not:

      (a)   suffered any Material Adverse Effect;

      (b) incurred, assumed, guaranteed or discharged any debt, claim, commitment, obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due (including any indebtedness for borrowed money) in excess of $100,000, except for liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business;

      (c) mortgaged, pledged or subjected to any other Lien, any property, business or assets, tangible or intangible other than Permitted Liens;

      (d) sold, transferred, leased to others or otherwise disposed of any of the assets of the Company in excess of $50,000, except for Inventories sold in the ordinary course of business, or canceled or compromised any debt, claim, commitment, liability or obligation, or waived or released any right of substantial value except in the ordinary course of business;

      (e) received any notice of termination of any Material Contract or Lease of Leased Real Property;

      (f) suffered any damage, destruction or loss (whether or not covered by insurance), in any case or in the aggregate, in excess of $50,000;

      (g) transferred or granted any rights under, or entered into any settlement regarding the breach, misappropriation or infringement of, any Intellectual Property, or modified any existing rights with respect thereto;

      (h) other than in the ordinary course of business consistent with past practice, (i) made any increase in, or agreement to increase, the salary, wage, bonus or other compensation payable by the Company or any of its Affiliates to any of their respective employees, directors or executive officers, (ii) made any grant of any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or executive officer, (iii) made any increase in the coverage or benefits available under any (or the creation or adoption of any new) severance pay, termination pay, vacation pay, company awards, salary continuation, sick leave, deferred compensation, incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the employees, directors or executive officers of the Company or any of its Affiliates or otherwise any modification or amendment or termination of any such plan or arrangement, or (iv) entered into any employment, deferred compensation, severance, consulting, retention, change of control, non-competition or similar agreement (or amendment of any such agreement) to which the Company or any of its Affiliates is a party or involving an employee, director or executive officer of the Company or any of its Affiliates, except, in each case, as required by Applicable Law from time to time in effect or by the terms of any Employee Benefit Plans;

      (i) made any change in the accounting or auditing methods, practices or principles of the Company;

      (j) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, distributors, agents, customers or suppliers;

      (k) entered into any transaction, contract, arrangement, order, license, lease, permit, instrument, agreement or commitment other than in the ordinary course of business with past practice, or paid or agreed to pay any brokerage or finder's fee, or incurred any severance pay obligations by reason of the Transaction Documents or the transactions contemplated hereby;

      (l) made any grant of credit to any customer or distributor other than in the ordinary course of business consistent with past practice; and

      (m) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

      Section 3.8 Litigation.

      (a) There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the Knowledge of Sellers, threatened, by or against or relating to the Company seeking unspecified damages, damages in excess of $50,000 or any injunctive or other equitable relief.

      (b) There are no judgments unsatisfied against the Company or consent decrees or injunctions to which the Company is subject.

      (c) There is no action, claim, suit or proceeding pending, or, to the Knowledge of Sellers, threatened, by or against or affecting Sellers or the Company in connection with or relating to the transactions contemplated by this Agreement or the other Transaction Documents or of any action taken or to be taken in connection herewith or therewith or the consummation of the transactions contemplated hereby or thereby.

      Section 3.9 Compliance with Laws; Governmental Approvals and Consents.

      (a) The Company is in compliance with all Applicable Laws relating to the Business or the Company, except where the failure to do so would not have Material Adverse Effect or an Export Matters MAE.

      (b) Section 3.9 of the Sellers Disclosure Schedule sets forth all material Governmental Approvals and other Consents necessary for, or otherwise used in connection with the conduct of the Business as presently conducted by the Company. All such Governmental Approvals and Consents have been duly obtained and are in full force and effect, and the Company is in compliance in all respects with each of such Governmental Approvals and Consents held by it, except where the failure to do so would not have any Material Adverse Effect.

      (c) Baker & McKenzie LLP, the Company's export control counsel (or any successor counsel reasonably acceptable to Buyer, the "Company Export Control Counsel"), has commenced an audit (the "Export Control Audit") of the Company's compliance with U.S. Export Control Laws since January 1, 2000, and with respect to the TSS matter disclosed in the Export Matters Memorandum (the "TSS Matter").

      Section 3.10 Assets.

      (a) The Company has good and valid title to all its assets, free and clear of any and all Liens other than Permitted Liens. On the Closing Date, the Company shall have good and valid title to all its assets, free and clear of any and all Liens other than Permitted Closing Liens. The assets of the Company include all assets utilized by it for the conduct of the Business as presently conducted.

      (b) All tangible property of the Company, used in connection with the conduct of the Business, is in good operating condition (except for ordinary wear and tear, normal repairs and maintenance). All premises utilized by the Company are in good condition (except for ordinary wear and tear, normal repairs and maintenance).

      Section 3.11 Contracts.

      (a) Section 3.11 of the Sellers Disclosure Schedule contains a true, complete and correct list of all Material Contracts (which means, for purposes of this Section 3.11(a) and the disclosures made hereunder, any Contracts under which the Company shall be obligated to pay or shall receive an amount in excess of $50,000 in any 12-month period, unless otherwise stated in this Section 3.11(a)) of the types described below to which the Company is a party or by which it or any of its assets is bound:

            (i) leases, licenses, franchises, insurance policies and other Contracts and Governmental Approvals concerning or relating to the leased real property;

            (ii) employment, consulting, agency, collective bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of employees, sales representatives, distributors, dealers, agents, or (if material) independent contractors;

            (iii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

            (iv) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

            (v)   brokerage or finder's agreements;

            (vi) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

            (vii) asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the sale, lease or disposal of any assets (other than sales of inventory in the ordinary course of business) which involve continuing indemnity or other obligations;

            (viii) any contract, agreement, commitment, order, license, lease, instrument or arrangement with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $50,000 per annum, except in the ordinary course of business;

            (ix) sales agency, manufacturer's representative, marketing or distributorship agreements;

            (x) contracts, agreements or arrangements with respect to the representation of the Company in foreign countries;

            (xi) purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of six months normal usage;

            (xii) any agreement, understanding, contract or commitment (written or oral) with (A) any employee (other than at-will employment arrangements with no severance or termination pay or other post-employment obligations), agent, consultant, distributor, dealer or franchisee (other than those involving in the aggregate consideration or other expenditure of less than $50,000), or (B) any Affiliate;

           (xiii) any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups;

            (xiv) any guarantee of the payment or performance of any Person, agreement to indemnify any Person, or act as a surety, or other agreement to be contingently or secondarily liable for the obligations of any Person other than (A) the endorsement of checks in the ordinary course of business and (B) guarantees or agreements which in the aggregate do not exceed $50,000; and

            (xv) any outstanding bid or any outstanding customer option relating to Contracts in the Backlog in excess of $100,000.

      (b) Sellers have caused the Company to furnish Buyer with access to all written Material Contracts, together with all amendments thereto, set forth in
Section 3.11 of the Sellers Disclosure Schedule, except for the agreements with HLHZ and Atlantic, which Sellers shall provide to Buyer at the Closing, in the case of HLHZ a copy of such agreement and in the case of Atlantic a written summary of the oral agreement. Sellers have caused the Company to furnish Buyer with a true, complete and correct summary of all oral Material Contracts, if any, listed on Section 3.11 of the Sellers Disclosure Schedule.

      (c) Except as would not have a Material Adverse Effect, there does not exist under any Contract any event of default thereunder on the part of the Company, or to the Knowledge of Sellers, any other party thereto, which would enable such party to terminate or obtain damages for breach. Except as would not have a Material Adverse Effect, each Contract is a legal, valid, binding and enforceable obligation of the Company and, to the Knowledge of Sellers, the other parties thereto. No Consent of any third party is required under any Contract as a result of or in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

      Section 3.12 Territorial Restrictions. The Company is not restricted by any agreement or understanding with any other Person from carrying on the Business anywhere in the world.

      Section 3.13 Inventories. Subject to reserves as reflected in the Interim Balance Sheet or to be reflected in the Final Closing Date Balance Sheet, Inventories (as recorded on the books and records of the Company) are usable and saleable in the ordinary course of business in amounts consistent with past practice.

      Section 3.14 Receivables. The Company's receivables (including accounts receivable, loans receivable and advances) which have arisen in connection with the Business and which are reflected in the Interim Balance Sheet or will be reflected in the Final Closing Date Balance Sheet, and all such receivables which will have arisen since the date of the Financial Statements, have arisen only from bona fide transactions in the ordinary course of business. To the Knowledge of Sellers, there are no specific facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefore set forth on the Financial Statements. Section 3.14 of the Sellers Disclosure Schedule sets forth a list of all receivables which are more than 30 days past due and of all receivables classified as doubtful accounts, as of the date of the Interim Balance Sheet.

      Section 3.15 Product Warranties and Liability.

      (a) Section 3.15 of the Sellers Disclosure Schedule sets for a summary of the Company's general warranty policies and any variances or changes to such general warranty policies, except where such variances or changes would not have a Material Adverse Effect. There are no pending or, to the Knowledge of Sellers, threatened claims with respect to any such product warranty in excess of $50,000. To the Knowledge of Sellers, there are no facts that indicate that the reserves for product warranties reflected in the Interim Balance Sheet are materially understated.

      (b) There is no claim now pending or, to the Knowledge of Sellers, threatened by any person or before any Governmental Authority alleging any defect in any product shipped, sold or delivered by the Company or alleging, with respect thereto, the failure of the Company to warn or any breach by the Company of any express or implied warranties; and there has not since January 1, 2000 been any product recall or post-sale warning or similar action (collectively "Recalls") conducted with respect to any product shipped, sold or delivered by the Company, or any investigation by any Governmental Authority concerning whether to undertake or not undertake any Recalls, nor to the Knowledge of Sellers, is there a basis for any Recall with respect to any product shipped, sold or delivered by the Company.

      Section 3.16 Intellectual Property.

      (a) The Company owns all right, title and interest in or has valid rights to use the Intellectual Property used in the Business or covering any aspect of the Business as now conducted by the Company (the "Company Intellectual Property").

      (b) The Company has taken commercially reasonable steps to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. To the extent that any Company Intellectual Property has been developed or created by a third party for the Company, the Company has an agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to such Intellectual Property rights by operation of law or by valid assignment. Section 3.16 of the Sellers Disclosure Schedule sets forth a list of all Company Intellectual Property (including all software, trademarks, service marks, trade names, patents, patent applications, copyright registrations and trademark registrations) owned by the Company or which are used in or cover any aspect of the Business, except for publicly available end-user software licensed to the Company, such as "shrink-wrap" and "off the shelf" licenses. None of the Company's rights of ownership or use of any Company Intellectual Property shall be adversely affected by the transactions contemplated herein. None of the Intellectual Property owned by the Company is subject to any Lien in favor of any third party and the Company owns all right, title and interest therein and thereto, except for licenses or rights of use granted to customers in the ordinary course of business.

      (c) No claims with respect to any Company Intellectual Property have been asserted or, to the Knowledge of Sellers, threatened by any Person (i) against the Company, or, (ii) to the Knowledge of Sellers, against any other Person, based on the Company's use of any of the

Company Intellectual Property. No use of any of the Company Intellectual Property by the Company, or any other Person authorized by the Company to use Company Intellectual Property, constitutes an unauthorized use, infringement, misappropriation or other violation of the Intellectual Property of any other Person. To the Knowledge of Sellers, there has not been, nor is there presently, any unauthorized use, infringement, misappropriation or violation of any of the Company Intellectual Property by any Person.

      (d) To the Knowledge of Sellers, no Company Intellectual Property is subject to any outstanding order, award, decision, injunction, judgment, decree, stipulation or agreement in any manner restricting the transfer, use, enforcement or licensing thereof by the Company.

      Section 3.17 Insurance. Section 3.17 of the Sellers Disclosure Schedule contains a true, complete and correct list of all insurance policies maintained by the Company and no notice of cancellation, termination, or reduction of coverage, and no notice of intention to cancel, terminate or reduce coverage, has been received. The Company has given Buyer access to true, complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid.

      Section 3.18 Environmental Matters.

      (a) Compliance with Environmental Law. The Company is and has been in compliance in all material respects with all applicable Environmental Laws. The Company has obtained and is in compliance with all material permits, licenses and other authorizations required under applicable Environmental Laws to operate the Business. The Company has not received written notice of any violation of any applicable Environmental Law and to the Knowledge of Sellers, no such violation has been threatened.

      (b) Other Environmental Matters. The Company has not caused or taken any action that resulted in, and the Company is not subject to, any material liability or obligation on the part of the Company, relating to (i) the environmental conditions, including without limitation Releases or threats of Releases of any Hazardous Substances, on, under, or about the Leased Real Property or other properties or assets owned, leased, operated or used by the Company, or previously owned, leased, operated or used by the Company, including the air, soil and groundwater conditions at such properties that require reporting, investigation, assessment, clean-up, remediation or any other type of response action pursuant to Environmental Law, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances into the indoor or outdoor environment (whether on-site or off-site) by the Company. Except as in compliance with law, there are not located at the property: (1) underground storage tanks; (2) asbestos containing material; (3) a septic system, or (4) assets or equipment containing polychlorinated biphenyls ("PCBs") in excess of fifty (50) parts per million.

      (c) No Hazardous Substances. Except as in the ordinary course of business, no Hazardous Substances have been treated, stored or disposed of by the Company at, on, or under any Leased Real Property, which are required by applicable Environmental Laws currently in effect to be remediated by the Company.

      (d) No Proceedings. The Company has not received notice or other communication concerning any alleged material liability for Environmental Liabilities and Costs in connection with the Leased Real Property or any property previously owned, leased, operated or used by the Company, and there exists no writ, injunction, decree, order, judgment, lawsuit, claim, proceeding, citation, directive, or summons, pending or to the Knowledge of Sellers, threatened, relating to any environmental matters with respect to any Leased Real Property.

      (e) Environmental Reports. The Company has made available to Buyer copies of all reports in its possession or control related to the Company's compliance with Environmental Laws, including previously conducted environmental site assessments, remediation implementation reports and groundwater monitoring reports regarding any Releases of Hazardous Substances from the property and related environmental agency correspondence.

      Section 3.19 Employees, Labor Matters, etc. The Company is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company. During the last five (5) years, there has not occurred or, to the Knowledge of Sellers, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of Sellers, threatened with respect to any employee of the Company.

      Section 3.20 Employee Benefit Plans and Related Matters.

      (a) Section 3.20 of the Sellers Disclosure Schedule lists each pension, retirement, profit-sharing, deferred compensation, bonus, phantom stock, restricted stock plan, stock option plan, stock purchase plan, deferred compensation arrangement, other incentive plan, salary continuation, severance pay plan or policy, supplemental executive retirement plan or policy, or other employee benefit program, funds, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan (whether written or oral, qualified or non-qualified, funded or unfunded, foreign or domestic, currently effective or terminated), including any "employee benefit plan" as defined in Section 3(3) of ERISA currently maintained or contributed to by the Company or with respect to which the Company is a party or is bound or has any liability, and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company or to which the Company has made or is required to make payments, transfers or contributions or is a party or is bound ("Employee Benefit Plans"). For purposes of this Section 3.20, any reference to the term "Company" shall be deemed to refer also to any entity which is under common control or Affiliated with the Company within the meaning of Section 4001 of ERISA, and the rules and regulations promulgated thereunder and/or Sections 414(b), (c) (m) or (o) of the Code and the rules and regulations promulgated thereunder. The Company has delivered to Buyer true, correct and complete copies of all documents, summary plan descriptions, summaries of material modifications, annual reports, summary annual reports, trust agreements, IRS determination letters, insurance contracts, third party administration contracts and all other documentation related to all Employee Benefit Plans, plus written descriptions of any Employee Benefit Plans that have not been reduced to writing.

      (b) Each Employee Benefit Plan has been maintained, operated, and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance with all Applicable Laws. No liability has been or is expected to be incurred by the Company under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or ERISA relating to Employee Benefit Plans and, to the Knowledge of Sellers, no event, transaction or condition has occurred or exists that could result in any such liability to the Company or, following the Closing, the Company, Buyer or any such Employee Benefit Plan.

      (c) Each "employee pension benefit plan" as defined in Section 3(2) of ERISA currently maintained by the Company which is intended to meet the requirements of Section 401(a) of the Code now meet (each a "Pension Plan"), and since their inception have met, the requirements for qualification under Section 401(a) of the Code and nothing has occurred which would adversely affect the qualified status of any such Pension Plan and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code. The IRS has issued a favorable determination letter with respect to the qualification under the Code of each Pension Plan and the Company has not received any written notice from the IRS of any action to revoke any such letter.

      (d) At no time has the Company or any of its Affiliates contributed to, been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any Employee Benefit Plan which is a multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, or a multiple employer plan within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, and at no time has the Company or any of its Affiliates contributed to or been required to contribute to a defined benefit plan as defined in Section 3(35) of ERISA, or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code.

      (e) Each "group health plan" (within the meaning of Section 4980B of the Code) maintained by the Company or any of its Affiliates has been administered, in all material respects, in compliance with the coverage continuation requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985 and as provided under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and any regulations promulgated or proposed under such sections of the Code and ERISA.

      (f) No Employee Benefit Plan is or at any time was funded through a "welfare benefit fund" as defined in Section 419(e) of the Code, and no benefits under any Employee Benefit Plan are or at any time have been provided through a voluntary employees' beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

      (g) All contributions, transfers and payments in respect of any Employee Benefit Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.

      (h) There is no pending, or to the Knowledge of Sellers, threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Employee Benefit Plan (other than routine claims for benefits), nor is there any basis for one.

      (i) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Benefit Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

      (j) With respect to any insurance policy providing funding for benefits under any Employee Benefit Plan, (i) there is no liability of the Company, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of Sellers, no such proceedings with respect to any insurer are imminent.

      (k) No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, (ii) death or retirement benefits under any Employee Benefit Plan that is intended to be qualified under
Section 401(a) of the Code, (iii) deferred compensation benefits reflected on the books of the Company or (iv) life insurance or disability plan benefits.

      (l) The execution and performance of this Agreement and the other Transaction Documents will not (i) constitute a stated triggering event under any Employee Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any officer, employee, or former employee (or dependents of such employee), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer or director of the Company.

      (m) The Company has not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company other than the Employee Benefit Plans, or to make any amendments to any of the Employee Benefit Plans, other than amendments required to maintain the qualification of any Pension Plan intended to be qualified under
Section 401(a) of the Code.

      (n) The Company has reserved all rights necessary to amend or terminate each of the Employee Benefit Plans without the consent of any other person.

      (o) No Employee Benefit Plan provides benefits to any individual who is not a current or former employee of the Company, or the dependents or other beneficiaries of any such current or former employee, other than continuation coverage required by Section 4980B of the Code and similar applicable state law.

      (p) There are no retention agreements, severance agreements, change of control agreements and similar arrangements to which the Company, on the one hand, and any employee, consultant or other Person, on the other hand, are a party.

      Section 3.21 Brokers, Finders, etc. Except for Houlihan Lokey Howard & Zukin ("HLHZ") and Atlantic Management Associates, Inc. ("Atlantic"), whose fees and expenses will be paid by Sellers, all negotiations relating to this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, have been carried on without the participation of any Person acting on behalf of the Company, Sellers or their respective Affiliates in such manner as to give rise to any valid claim against Buyer for any brokerage or finder's commission, success fee or similar compensation and reimbursable expenses payable at Closing.

      Section 3.22 Suppliers and Customers. Section 3.22 of the Sellers Disclosure Schedule sets forth the 10 largest suppliers, all sole source suppliers and the 10 largest customers of the Company, in each case for the year ended December 31, 2004 and for the period from January 1, 2005 through the date of the Interim Balance Sheet. During the period January 1, 2005 through the date of the Interim Balance Sheet, none of such 10 largest suppliers, sole source suppliers or 10 largest customers has canceled or substantially modified its agreement or commitment with the Company to supply or purchase products or services (or threatened in writing to do any of the foregoing). To the Knowledge of Sellers, no such supplier or customer intends to cancel or otherwise substantially modify its relationship with the Company or limit materially its services, supplies or materials to the Company, or its usage or purchase of the services and products of the Company either as a result of the Transaction Documents or otherwise.

      Section 3.23 Order Backlog. A true and complete list of all product and service purchase orders and contracts for the sale of goods or the delivery of services by the Company to customers (the "Backlog") pending as of March 17, 2005, is set forth in Section 3.23 of the Sellers Disclosure Schedule.

      Section 3.24 Dealings with Affiliates. Section 3.24 of the Sellers Disclosure Schedule sets forth a complete list (including the parties) of all Contracts to which the Company, on the one hand, and any of its Affiliates, on the other hand, are or have been a party at any time since January 1, 2000. The Company heretofore has delivered or made available to Buyer true and complete copies (or a detailed summary in the case of an oral agreement) of each such Contract.

      Section 3.25 Capital Stock of the Company.

      (a) The Company's authorized capital consists of Two Hundred (200) shares of Common Stock, of which Two Hundred (200) shares are issued and outstanding, which shares are held beneficially and of record by the Persons set forth in Section 3.25 of the Sellers Disclosure Schedule. No Common Stock constitutes treasury stock. No other capital stock is authorized.

      (b) All the issued and outstanding shares of the Company are validly issued, fully paid and nonassessable and have been issued in compliance with all Applicable Laws.

      (c) Other than this Agreement, there are no outstanding subscriptions, options, plans, rights, warrants, stock-based or stock-related awards, convertible, exercisable or exchangeable securities, or other agreements or commitments obligating the Company or any Seller to issue, grant, award, purchase, acquire, sell or transfer any shares of the Company's capital stock of any class, or other equity securities of the Company (including any agreement or commitment obligating the Company to enter into any employee compensation arrangement based on any valuation or transaction price of, or change of ownership in, shares of its capital stock). Except as may be set forth in the Company's charter, as amended, the Company's by-laws, as amended, the Shareholders Agreement (to be terminated at or immediately prior to Closing) or this Agreement, there are no voting trusts, voting commitments, proxies or other agreements or understandings to which the Company or any Seller is a party with respect to the voting of capital stock of the Company or the disposition of such shares (other than restrictions that may apply under federal or state securities laws).

      (d) Each Seller represents and warrants, severally and not jointly, that Seller is the sole owner, beneficially and of record, of all the Common Stock listed opposite such Seller's name on Section 3.25 of the Sellers Disclosure Schedule and has good and valid title to all the Common Stock listed opposite such Seller's name on Section 3.25 of the Sellers Disclosure Schedule, free and clear of all Liens of any kind. Upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, in proper form for transfer, good and valid title to the Shares shall pass to Buyer, free and clear of all Liens of any kind, other than those arising from acts of Buyer.

      Section 3.26 Other Investments. The Company does not own, directly or indirectly, any interest or investment (whether in equity or debt) in any Person or have any Subsidiaries.

      Section 3.27 Disclosure. No representation or warranty of Sellers or the Company in the Transaction Documents contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

      Section 3.28 Real and Personal Property.

      (a) Section 3.28 of the Sellers Disclosure Schedule contains a list of all real property leased by the Company, setting forth the name and address of the landlord and tenant for each Lease. Each lease covering real property is a legal, valid and binding agreement enforceable in accordance with its terms and there is not under any such leases any existing default on the part of the Company or, to the Knowledge of Sellers, any other party thereto, which would entitle such party to terminate such lease.

      (b) The Company enjoys peaceful and quiet possession of the real property now leased by the Company. Buyer has been provided with a true and complete copy of each such lease and all amendments thereto pertaining to any Leased Real Property. The rental set forth in each lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

      Section 3.29 Bank Accounts. Section 3.29 of the Sellers Disclosure Schedule sets forth the names and locations of all banks, trust companies, brokerage firms or other financial institutions at which the Company maintains an account and the name of each Person authorized to draw thereon or make withdrawals therefrom.

      Section 3.30 Government Contracts.

      (a) Other than routine inquiries, audits and reconciliations such as do not constitute a Material Adverse Effect (i) to the Knowledge of Sellers, none of the employees of the Company is or during the last two (2) years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by the U.S. Government, (ii) there is not any pending audit or investigation of the Company and the Business or any of its employees which would result in a Material Adverse Effect with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or bid and (iii) during the last two (2) years, the Company has not made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or bid.

      (b)   (i)   Neither the U.S. Government nor any prime contractor,
subcontractor or other Person has notified the Company, either in writing or, to the Knowledge of Sellers, orally, that the Company has breached or violated any Applicable Law, certification, representation, clause, provision or requirement pertaining to such Government Contract or bid therefor; (ii) the Company has not terminated any such Government Contract, to which the Company is a party, nor has it been notified by the U.S. Government, any prime contractor, subcontractor or any other Person that any such Government Contract, to which the Company is a party, has been terminated for any reason and no cure notice or show cause notice is currently in effect pertaining to any such Government Contract or bid therefor, (iii) there are no outstanding material claims or disputes against the Company, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or bid; and (iv) no material disputes exist between the Company and the U.S. Government under the Contract Disputes Act of 1978 or any other Federal statute or between the Seller and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or bid therefor.

      (c) None of the employees of the Company is, or, to the Knowledge of Sellers, during the last two (2) years has been, suspended or debarred from doing business with the U.S. Government or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government contracting.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Buyer as follows:

      Section 4.1 Authorization, etc. Company has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of the Company. The Company has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, receivership, moratorium, reorganization, fraudulent conveyance, equitable subordination or similar laws of general application, and the application of equitable principles.

      Section 4.2 No Conflicts, etc. Except as set forth in Section 3.3 of Sellers Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time or both) (a) the charter or by-laws of the Company, (b) any Applicable Law applicable to the Company or any of its properties or assets, except where failure to do so would not have a Material Adverse Effect, or (c) any Contract or other agreement or instrument to which the Company is a party or by which the Company or any of its properties or assets is bound, except where failure to do so would not have a Material Adverse Effect.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Sellers as follows:

      Section 5.1 Corporate Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business, as it now and will be conducted after the Closing.

      Section 5.2 Authorization, etc. Buyer has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of Buyer. Buyer has duly executed and delivered this Agreement and, when executed and delivered, will have duly executed and delivered the other Transaction Documents. This Agreement is, and, when executed and delivered by Buyer, the other Transaction Documents will be, legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as enforceability may be subject to bankruptcy, insolvency, receivership, moratorium, reorganization, fraudulent conveyance, equitable subordination or similar laws of general application, and the application of equitable principles.

      Section 5.3 No Conflicts, etc. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time or both) (a) the certificate of incorporation or by-laws of Buyer, (b) any Applicable Law applicable to Buyer or any of its properties or assets, or (c) any contract, agreement or other instrument applicable to Buyer or any of its properties or assets, except, in the case of clauses (b) and (c), for violations and defaults that, individually and in the aggregate, have not materially impaired and shall not materially impair the ability of Buyer to perform its obligations under this Agreement. Assuming the accuracy of Sellers' representation and warranty made in the last sentence of
Section 3.3 and except as may be required under the HSR Act, no Governmental Approval or other Consent is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

      Section 5.4 Litigation. There is no action, claim, suit or proceeding pending, or to Buyer's knowledge threatened, by or against or affecting Buyer in connection with or relating to the transactions contemplated by this Agreement and the other Transaction Documents or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby and thereby.

      Section 5.5 Brokers, Finders, etc. Except for Bear, Stearns & Co. Inc., whose fees and expenses will be paid by Buyer, all negotiations relating to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of Buyer or its Affiliates in such manner as to give rise to any valid claim against Sellers for any brokerage or finder's commission, fee or similar compensation.

      Section 5.6 Financing. Financing Arrangements. Buyer has received a commitment letter from (x) Bank of America, N.A. ("BoA"), dated March 17, 2005, whereby BoA has committed, upon the terms and subject to the conditions set forth therein, to provide debt financing to Buyer in the amount of up to $60 million and (y) Albert Fried & Company, LLC ("AFC") dated March 17, 2005, whereby AFC has committed, upon the terms and subject to the conditions set forth therein, to provide debt financing to Buyer in the amount of up to $10 million (collectively, the "Financing"). Buyer has delivered a complete and correct copy of such letters as in effect on the date hereof to Sellers. As of the date hereof, the aggregate proceeds of the Financing will be sufficient to pay (a) the entire Adjusted Purchase Price as of the Closing Date and (b) any adjustments to the Adjusted Purchase Price pursuant to Section 2.3. Buyer does not know of any fact or circumstance that will prevent it from obtaining the Financing. BoA has approved the purchase of the Shares upon the terms and conditions set forth in this Agreement.

      Section 5.7 Disclosure. No representation or warranty of Buyer in the Transaction Documents contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

      Section 5.8 Investment.

      (a) Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof with in the meaning of the Securities Act.

      (b) Buyer acknowledges that it had the opportunity to discuss the Company's business, management and financial affairs with the Company's management, to review the information made available by the Company, to visit and inspect the Company facilities, and to obtain any additional information (financial or otherwise) necessary to verify the accuracy of representations and warranties of the Company and the other information set forth in this

Agreement, including the Schedules hereto, or otherwise relative to the financial or the Business of the Company.

      Section 5.9 Security Clearance. Buyer has all security clearances necessary to own the Company to or conduct the Business after the Closing.

                                   ARTICLE VI

                                    COVENANTS

      Section 6.1 Covenants of Sellers.

      (a) Public Announcements. Except as required by Applicable Law (in which case the nature of the announcement shall be described to Buyer, and Buyer shall be allowed reasonable time to comment, prior to dissemination to the public), Sellers shall not, and, at all times prior to the Closing, shall cause the Company to not, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Buyer (such consent to not be unreasonably withheld or delayed). Nothing contained in this Section 6.1(a) shall prevent Sellers and the Company from making such disclosures as are necessary to satisfy Sellers' or Company's legal obligations, including information related to the HSR Act filing, and to obtain Governmental Approvals and other third-party Consents with respect to this Agreement and the transactions contemplated hereby; provided, however, that Sellers' Representative shall use reasonable efforts to notify Buyer prior to any such disclosure.

      (b) Conduct of Business. From the date hereof to the Closing Date, except as otherwise expressly permitted by this Agreement or as otherwise consented to by Buyer in writing (such consents not to be unreasonably withheld, and in no event shall such consents delay the Closing), Sellers shall cause the
Company:

            (i) to operate the Business in the ordinary course, consistent with past practice and in substantially the same manner as heretofore conducted; use commercially reasonable efforts to maintain the Business in good operating condition and repair; use commercially reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with the Company; and take other commercially reasonable steps to maintain the intangible assets of the Company in the ordinary course of business in a manner consistent with past practices;

            (ii) except as set forth on Schedule 6.1(b), not to (A) make any increase in, or agree to increase, the salary, wage, bonus or other compensation payable by the Company or any of its Affiliates to any of their respective employees, directors or executive officers, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or executive officer, (C) increase the coverage or benefits available under any (or create or adopt any new) severance pay, termination pay, vacation pay, company awards, salary continuation, sick leave, deferred compensation, incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the employees, directors or executive officers of the Company or any of its Affiliates or otherwise modify, amend or terminate any such plan or arrangement, or (D) enter into any employment, deferred compensation, severance, consulting, retention, change of control, non-competition or similar agreement (or amendment of any such agreement) to which the Company or any of its Affiliates is a party or involving an employee, director or executive officer of the Company or any of its Affiliates, except, in each case, as required by Applicable Law from time to time in effect or by the terms of any Employee Benefit Plans;

            (iii) not to enter into any new collective bargaining agreement or commitment (including any commitment to pay retirement or other benefits) to or with any of the employees employed by the Company;

            (iv) not to sell, assign, license, dispose of, or transfer any of the assets of the Company having a fair market value of at least $15,000 individually or $50,000 in the aggregate, or incur any liabilities or obligations (including liabilities with respect to indebtedness, capital leases or guarantees thereof) in excess of $100,000 individually or in the aggregate, except for sales and dispositions of Inventories made in the ordinary course of business consistent with past practice;

            (v) not to knowingly take any action (or omit to take any action) that would be inconsistent with the representations and warranties of Sellers hereunder or that would cause any of the representations and warranties of Sellers hereunder to become untrue in any material respect;

            (vi) not to (A) enter into or terminate any lease of real estate of the Company, (B) create any Liens on the assets of the Company except for Permitted Closing Liens, or (C) make any modifications of or changes in or terminate any existing license, lease, agreement or contract other than, in the case of this clause (C), such modifications, changes or terminations in the ordinary course of business and consistent with past practice;

            (vii) except as set forth on Schedule 6.1(b), not to make any capital expenditure or capital expenditure commitment involving an amount or amounts exceeding $100,000 in the aggregate (other than in an emergency);

            (viii) not to incur, assume, guarantee or discharge any debt, claim, commitment, obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due (including any indebtedness for borrowed money) in excess of $50,000, except for liabilities for trade or business obligations incurred in connection with the purchase of goods or services and borrowings under its current credit facility in the ordinary course of business consistent with past practice, except as otherwise set forth in clause (xiii) below;

            (ix) not to transfer or grant any rights under, or enter into any settlement regarding the breach, misappropriation or infringement of, any Intellectual Property, or modify any existing rights with respect thereto;

            (x) not to make any change in the accounting or auditing methods, practices or principles of the Company;

            (xi) not to enter into any transaction, contract, arrangement, order, license, lease, permit, instrument, agreement or commitment other than in the ordinary course of business consistent with past practice, or pay or agree to pay any brokerage or finder's fee, or incur any severance pay obligations by reason of the Transaction Documents or the transactions contemplated hereby, except as otherwise contemplated by this Agreement;

            (xii) not to make any grant of credit to any customer or distributor other than in the ordinary course of business consistent with past practice;

            (xiii) not to (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, provided, however, that nothing herein shall restrict the Company from making distributions to Sellers to pay their income taxes with respect to their shares of taxable income of the Company that passes through to Sellers under Applicable Law or other distributions so long as such other distributions do not materially interfere with the Company's abilities to conduct its business in the ordinary course consistent with past practice,
      (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (xiv) not to issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

            (xv) not to (A) amend its charter or by-laws (or other comparable organizational documents) or (B) merge or consolidate with any Person;

            (xvi) not to acquire by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any material amount of assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice);

            (xvii) not to satisfy any claims or liabilities, other than satisfaction in the ordinary course of business consistent with past practice;

            (xviii) not to make any loans, advances or capital contributions to, or investments in, any other Person, except for employee advances for expenses in the ordinary course of business consistent with past practice;

            (xix) not to, other than in the ordinary course of business consistent with past practice, (A) modify, amend or terminate any Material Contract, (B) waive, release, relinquish or assign any Material Contract (or any of the Company's rights thereunder), right or claim, or (C) cancel or forgive any indebtedness owed to the Company;

            (xx) not to make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax Claim or assessment relating to the Company, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date to the extent such Tax attribute may be utilized by Buyer, the Company or any of their respective Affiliates after the Closing; and

            (xxi) not to take any action or omitted to take any action that would result in the occurrence of any of the foregoing.

      (c) Access and Information. Prior to the Closing, Sellers shall, upon reasonable notice, (and shall cause the Company and its accountants, counsel, consultants, employees and agents to) give Buyer and its accountants, counsel, consultants, employees and agents, access during normal business hours and upon reasonable notice to the Leased Real Property and to assets, books, contracts and records relating of the Company, as Buyer shall from time to time reasonably request in order to prepare for the Closing. In addition, Sellers shall, or shall cause the Company to, permit Buyer and its accountants, counsel, consultants, employees and agents, reasonable access to such personnel of the Company during normal business hours and upon reasonable notice as may be necessary to Buyer in order to prepare for the Closing, so long as such access shall not unreasonably interfere with the conduct of the Business by the Company. The Company shall cause the Company Export Control Counsel to update the Buyer Export Control Counsel on a weekly basis as to the status and findings of the Export Control Audit.

      (d) Maintenance of Properties. Sellers, at all times prior to the Closing Date, shall cause the Company to: (i) maintain its assets in the condition and state of repair normally maintained by the Company in the conduct of the Business (except for ordinary wear and tear, normal repairs and maintenance, and damage by fire and other casualty, between the date hereof and the Closing), (ii) maintain the books, accounts and records of the Company in the ordinary course of business consistent with past practices, and (iii) maintain in full force and effect the existing insurance described on Section
3.17 of the Sellers Disclosure Schedule. Prior to the Closing Date, Sellers shall not cause the Company to cancel any material insurance policy insuring its assets or other Material Contract, other than in the ordinary course of business.

      (e) Further Actions. As promptly as practicable, Sellers shall, prior to the Closing:

            (i) use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date;

            (ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Sellers or the Company pursuant to Applicable Law in connection with this Agreement, the sale and transfer of the Shares pursuant to the Agreement and the consummation of the other transactions contemplated hereby, including filings pursuant to the HSR Act as more fully set forth in Section 6.3;

            (iii) use commercially reasonable efforts to obtain, or cause to be obtained, all Consents (including all Governmental Approvals and any Consents required under any Contract) necessary to be obtained by Sellers or the Company in order to consummate the sale and transfer of the Shares pursuant to this Agreement and the consummation of the other transactions contemplated hereby; and

            (iv) coordinate and cooperate with Buyer in exchanging such information and supplying such assistance as may be reasonably requested by Buyer in connection with any filings and other actions contemplated by Sections 6.2 and 6.3.

      (f) Further Assurances. Following the Closing, Sellers shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Buyer, at Buyer's cost and expense, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

      (g) No Solicitation. Prior to the earlier of the Closing Date or termination of this Agreement, Sellers will not, directly or indirectly, through any representatives or otherwise (including through the Company), solicit, initiate, encourage or entertain proposals or offers from any Person relating to any acquisition of all or any part of the Company's assets (other than Inventory in the ordinary course of business consistent with past practice) or any equity interest in, or any merger, consolidation or business combination with, the Company, or participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any such proposal or offer by any other Person.

      (h) Release by Sellers. Each Seller, effective upon the Closing, hereby fully, finally and forever releases, discharges and covenants not to sue and otherwise agrees not to enforce any claim, cause of action, right, title or interest against, the Company and each director, officer and employee of the Company, and each Affiliate of each of the foregoing Persons, and their respective successors and permitted assigns (collectively, the "Released Persons"), of, from and with respect to any and all claims, counterclaims, debts, covenants, agreements, obligations, liabilities, actions or demands of any kind or character, based upon any fact or circumstance, whether known or unknown, suspected or unsuspected, which presently exists or has ever existed in the past, that each Seller has or may have in any manner whatsoever, either singly or jointly with others, against any of the Released Persons; provided, however, that nothing in this Section 6.1(h) will be deemed to be a release by such Seller of (i) any right of Seller under this Agreement, the Escrow Agreement and the Transaction Documents, (ii) any rights to salary, benefits of any kind or reimbursement of business expenses accrued by such Seller prior to the Closing in the ordinary course of business consistent with past practice or
(iii) any rights to indemnification as directors and officers of the Company, including under any director's and officer's insurance.

      (i) S Corporation Status. Sellers shall not revoke the Company's election to be taxed as an "S" corporation within the meaning of Code Sections 1361 and 1362 (or under any similar or analogous provision of state or local law). The Company and Sellers shall not take or allow any action other than the sale of the Shares pursuant to the terms of this Agreement that would result in the termination at any time prior to the Closing of the Company's status as a validly elected "S" corporation within the meaning of Code Sections 1361 and 1362 (or under any similar or analogous provision of state or local law).

      Section 6.2 Covenants of Buyer.

      (a) Public Announcements. Except as required by Applicable Law (in which case the nature of the announcement shall be described to Sellers, and Sellers shall be allowed reasonable time to comment, prior to dissemination to the public), Buyer shall not, and shall not permit its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Sellers (such consent to not be unreasonably withheld or delayed). Nothing contained in this Section 6.2(a) shall prevent Buyer from making such disclosures as are necessary to satisfy Buyer's legal obligations, including information related to the HSR Act filing, and to obtain Governmental Approvals and other third-party Consents with respect to this Agreement and the transactions contemplated hereby; provided, however, that Buyer shall use reasonable efforts to notify Sellers' Representative prior to any such disclosure.

      (b) Pre-Closing Actions. As promptly as practicable, Buyer shall prior to the Closing:

            (i) use commercially reasonable efforts to take all actions, obtain all Consents and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date;

            (ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Buyer pursuant to Applicable Law in connection with this Agreement, Buyer's acquisition of the Shares pursuant to this Agreement and the consummation of the other transactions contemplated hereby, including filings pursuant to the HSR Act as more fully set forth in
      Section 6.3; and

            (iii) coordinate and cooperate with Sellers in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Sellers in connection with any filings and other actions contemplated by Section 6.1, such assistance as is required to obtain Governmental Approvals and other third-party Consents.

      (c) Further Assurances. Following the Closing, Buyer shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Sellers, at Sellers' cost and expense, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

      (d) Confidentiality. Buyer shall, and shall cause Buyer's Affiliates, directors, officers, employees, accountants, attorneys, financial advisors and other agents to keep all information supplied or made available to Buyer hereunder (whether or not marked "confidential") in confidence and Buyer shall not disclose the said information to any party, other than on a "need to know" basis and only for the purpose of evaluating the transactions contemplated by this Agreement. Notwithstanding the foregoing, Buyer may disclose such information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of law (but subject to the following provisions of this Section), (ii) if the same is or hereafter becomes know in the public domain through no fault of Buyer, (iii) if the same now or is later acquired by Buyer from another source and Buyer is not aware that such source is under an obligation to another Person to keep such information confidential, or (iv) in any action or proceeding for the enforcement of this Agreement or any Transaction Document. If Buyer is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, Buyer shall provide Sellers with prompt written notice of any such request or requirement so that Sellers may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. If, in the absence of a protective order or other remedy or the receipt of a waiver by Sellers, Buyer nonetheless, based on the written advice of counsel, is required to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Buyer, without liability hereunder, may disclose that portion of such information which such counsel advises Buyer it is legally required to be disclosed. If the transactions contemplated by this Agreement are not consummated and this Agreement is terminated in accordance with its terms, Buyer shall return any and all information provided hereunder. If the transactions contemplated by this Agreement are not consummated and this Agreement is terminated, Buyer shall return any information provided hereunder to Sellers.

      (e) Director and Officer Indemnification. Following the Closing, Buyer shall not, and shall not cause or permit the Company, to repeal or modify any by-law or charter provisions (as amended to date and in effect as of the Closing
Date) relating to the limitation of liability or rights to indemnification in favor of the current and previous directors of the Company (both in their capacity as directors and officers of the Company) and the current and previous officers of the Company (together, the "Indemnified Officers and Directors"), which would result in (i) such limitations of liability or indemnification rights no longer applying to the Indemnified Officers and Directors for any act, omission or occurrence prior to the Closing, or (ii) any such rights to indemnification or any such limitation on liability being reduced or limited for the Indemnified Officers or Directors for any act, omission or occurrence prior to the Closing. To the extent Buyer has purchased, or has caused the Company to purchase, director's and officer's insurance, Buyer shall maintain coverage for the Indemnified Officers and Directors. The provisions of this Section 6.2(e) are intended for the benefit of, and shall be enforceable by, each of the Indemnified Officers and Directors, his or her heir and his or her personal representative and shall be binding on all successors and assigns of Buyer and the Company.

      Section 6.3 HSR Act Filing. If required, Buyer, Sellers and the Company shall, as promptly as practicable, but in no event later then five (5) days after the execution of this Agreement, complete and file, or cause to be completed and filed, any filing that may be required under the HSR Act, and take, or cause to be taken, appropriate action to request early termination thereof. The Company and Buyer agree to supply promptly any additional information and documentary material, and shall diligently take, and fully cooperate in the taking of all necessary and proper steps that may be requested by any Governmental Authority pursuant to the HSR Act, and respond to objections by such Governmental Authority arising in connection with the transactions contemplated herein; provided, however, that in no event will Buyer, Sellers or the Company be required to prosecute any litigation instituted by the Federal Trade Commission or the Department of Justice or any other Governmental Authority which seeks to restrain or prohibit the consummation of the transactions contemplated hereby or which seeks to impose material limitations on the ability of Buyer, Sellers or the Company or any of their respective Affiliates or Subsidiaries to acquire, operate or hold, or to require Buyer, Sellers or the Company or any of their respective Affiliates or Subsidiaries to dispose of or hold separate, any material portion of their assets or business or, as applicable, the Company's assets or business. Each of Sellers and Buyer shall pay its own costs in connection with the preparation and filing thereof, provided, however, that the filing fee in connection therewith shall be borne one-half by Buyer, on the one hand, and one-half by Sellers, on the other, and paid by each in accordance with Applicable Law. Each of Sellers and Buyer shall endeavor in good faith and shall use reasonable efforts, after consultation with the other party, to eliminate any concerns on the part of any Governmental Authority regarding the legality of the consummation of the transactions contemplated hereby under any Applicable Law.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

      Section 7.1 Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

      (a) No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

      (b) HSR Act Notification. In respect of any notification of Buyer and Sellers pursuant to the HSR Act, if required, the applicable waiting period and any extensions thereof shall have expired or been otherwise terminated without the receipt of any objection from any Governmental Authority.

      Section 7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date of the following additional conditions:

      (a) Representations and Warranties. The representations and warranties of Sellers contained in Section 3.25 must be true and correct in all respects both when made and as of the Closing Date as though made on and as of the Closing Date, the representations and warranties of Sellers set forth in Article III that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of Sellers set forth in Article III shall be true and correct in all material respects in the aggregate, as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date); provided, however, that for purposes of this
Section 7.2(a) only, the representations and warranties contained in Section 3.9 with respect to compliance with U.S. Export Control Laws shall be deemed updated by the information contained in the Export Control Audit delivered to Buyer.

      (b) Performance of Obligations. Sellers shall have performed or complied with in all material respects their agreements, covenants and obligations required to be performed or complied with under this Agreement as of or prior to the Closing.

      (c) No Material Adverse Effect. Since December 31, 2004, there shall not have occurred any Material Adverse Effect or any Export Matters MAE.

      (d) Consents. Sellers shall have obtained (or shall have caused the Company to obtain) and shall have delivered to Buyer copies of (i) all Governmental Approvals required to be obtained by Sellers or the Company in connection with the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby, and (ii) all material Consents (including all Consents required under any Contract) necessary to be obtained in order to consummate the sale and transfer of the Shares pursuant to this Agreement.

      (e) Corporate Proceedings. All corporate and other proceedings of the Company in connection with this Agreement and the transactions contemplated hereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested. All the directors of the Company shall have resigned, effective as of the Closing, and been replaced by nominees of Buyer, effective as of the Closing.

      (f) Termination of Agreements. Schedule 7.2(f) sets forth all agreements, instruments, understandings and documents between the Company and any of its Affiliates which shall be terminated as of Closing and such agreements shall be of no further force and effect (and Buyer shall have been provided with evidence reasonably satisfactory to Buyer of such termination).

      (g)   Export Control Matters.

            (i) The Company Export Control Counsel shall have completed the Export Control Audit.

            (ii) Sellers and the Company shall have disclosed to Buyer the results of the Export Control Audit, which disclosure shall have described all transactions determined by the Company Export Control Counsel to be potential violations of U.S. Export Control Laws by the Company since January 1, 2000. In addition, Sellers and the Company shall have disclosed to Buyer the results of the Export Control Audit with respect to the TSS

      Matter. Notwithstanding the foregoing, Sellers and the Company shall not be required to disclose any matter discovered as a result of the Export Control Audit that the Company Export Control Counsel determines should not be disclosed in order to protect the rights of Sellers, the Company or any of the Company's employees or agents, which determination shall be delivered in writing by the Company Export Control Counsel to Buyer and Sellers (the "Confidential Matters"). Notwithstanding the foregoing sentence, Sellers and the Company shall disclose any Confidential Matters to Buyer Export Control Counsel or other outside legal counsel to Buyer reasonably satisfactory to Sellers pursuant to a joint defense agreement or other agreement provided such disclosure is done in a manner to preserve any attorney-client privilege with respect to the Confidential Matters. The failure to disclose any Confidential Matters to Buyer shall be a failure of the condition set forth in this Section 7.2(g)(ii);

            (iii) No event, circumstance, occurrence, fact or condition is disclosed in the Export Control Audit (including matters disclosed in the Export Matters Memorandum to the extent not also disclosed in the Export Control Audit) that, in the aggregate, would reasonably be expected to have or result in, Export Matters MAE.

            (iv) The Company shall have made any voluntary disclosures or other filings to the appropriate Governmental Authorities reasonably requested by the Buyer in order to insulate Buyer's businesses (other than the Business), following the Closing, from any possible violations by the Company of any U.S. Export Control Laws disclosed in the Export Control Audit.

      (h) Deliveries at Closing. Sellers shall have delivered, or caused to be delivered, to Buyer the following:

            (i) Bring-Down Certificate. A certificate executed by Seller's Representative certifying that the conditions provided for in Sections 7.2(a), (b) and (c) have been satisfied on and as of the Closing;

            (ii) Charter, Bylaws and Good Standing Certificates. Copies of (A) the Company's charter, as amended through the Closing Date, certified as of a recent date by the Secretary of State of New York, (B) the Company's by-laws, as amended through the date of Closing, (C) a certificate of good standing for the Company from the Secretary of State of New York, as of a recent date, and (D) a certificate or qualification to do business from the Secretary of State of New Hampshire, as of a recent date;

            (iii) Certificates for Shares. From each Seller the certificates representing the Shares of such Seller duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer, together with guaranties of such Seller's signatures thereon, which certificates shall be submitted to the Company for transfer;

            (iv) FIRPTA Certificate. A certificate of each Seller, dated the Closing Date and sworn to under penalty of perjury, setting forth the name, address and federal tax identification number of such Seller and stating that such Seller is not a "foreign person" within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations thereunder;

            (v) Form W-9. An IRS Form W-9 for each Seller, duly executed by such Seller;

            (vi) Form 8023. An IRS Form 8023 (Elections under Section 338 for Corporations Making Qualified Stock Purchases), and any other analogous or corresponding form required to be filed with any state, local or foreign Governmental Authority to effect the Section 338(h)(10) Election, executed by each and every Seller, in a manner reasonably satisfactory to Buyer;

            (vii) Noncompetition Agreements. A duly signed counterpart to the Noncompetition Agreements, substantially in the form of EXHIBITS B-1, B-2 AND B-3, each attached hereto (the "Noncompetition Agreements"), from each Seller respectively;

            (viii) Acknowledgment of Receipt of the Closing Payment. An acknowledgment of receipt of the Closing Payment by Sellers by payment to Posternak Blankstein & Lund LLP on behalf of Sellers, such acknowledgment to be in a form mutually satisfactory to Buyer and Sellers'
      Representative; and

            (ix) Escrow Agreement. A duly signed counterpart to the Escrow Agreement from each Seller respectively.

      Section 7.3 Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Sellers), on or prior to the Closing Date, of the following additional conditions:

      (a) Representations and Warranties. The representations and warranties of Buyer set forth in Article IV that are qualified as to materiality or material adverse effect shall be true and correct in all respects, and all other representations and warranties of Buyer set forth in Article IV shall be true and correct in all material respects in the aggregate, as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

      (b) Performance of Obligations. Buyer shall have performed or complied with in all material respects its agreements, covenants and obligations required to be performed or complied with under this Agreement as of or prior to the Closing.

      (c) Corporate Proceedings. All corporate proceedings of Buyer in connection with this Agreement and the transactions contemplated hereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Sellers' Representative and Sellers' counsel, and Sellers' Representative and Sellers' counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

      (d) Export Control Matters. The Company Export Control Counsel shall not have determined that any Confidential Matter exist, and no event, circumstance, occurrence, fact or condition is disclosed in the Export Control Audit (including matters disclosed in the Export Matters Memorandum to the extent not also disclosed in the Export Control Audit) that, in the aggregate, would reasonably be expected to have or result in, an order, determination, ruling, judgment or action by any U.S. Governmental Authority against or with respect to the Company, as a result of the violation by the Company of any U.S. Export Control Laws, that, in the good faith determination of Sellers, after consultation with the Company Export Control Counsel and the Buyer Export Control Counsel, would result in the imposition of fees, penalties or other monetary assessments against the Company in excess of $5 million and for which Sellers would be required to indemnify Buyer under Section 10.2(a)(iii).

      (e) Deliveries at Closing. Buyer shall have delivered, or caused to be delivered, to Sellers the following:

            (i) Bring-Down Certificate. A certificate of the President or Chief Executive Officer of Buyer certifying that the conditions provided for in Sections 7.3(a), (b) and (c) have been satisfied on and as of the Closing;

            (ii) Escrow Agreement. A duly signed counterpart to the Escrow Agreement from Buyer;

            (iii) Noncompetition Agreements. A duly signed counterpart to each of the Noncompetition Agreements from Buyer; and

            (iv) Payment of Adjusted Purchase Price. Buyer shall have paid the Adjusted Purchase Price as adjusted per Section 2.3 and the Escrow Amount.

                                  ARTICLE VIII

        CONTINUATION OF EMPLOYEE COMPENSATION, BONUS AND OTHER BENEFITS

      For a period of one year after the Closing Date, Buyer shall (other than with respect to Sellers with respect to which Buyer shall have no such obligation) cause the Company to maintain life insurance, medical coverage and other employee benefit plans, salaries, bonuses (other than the special bonuses set forth in Section 3.7 of the Sellers Disclosure Schedule, Item 7), programs, policies or arrangements, which are in total substantially comparable to those provided by the Company to its employees on the date hereof. Nothing in this
Article VIII shall (i) confer any rights upon any Person, including any employee or former employee of the Company, other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create an employment agreement.

                                   ARTICLE IX

                                   TERMINATION

      Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

      (a)   by the written agreement of Buyer and Sellers;

      (b) by either Sellers or Buyer by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. New York City time on May 31, 2005, as such date is extended either by mutual agreement of Sellers and Buyer (the "Termination Date"), unless such failure has been caused by the breach of this Agreement by the party seeking such termination;

      (c) by Buyer by written notice to Sellers (i) if the representations and warranties of Sellers shall not have been true and correct in all material respects as of the date when made, or (ii) if any of the conditions set forth in Section 7.1 or 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York City time on Termination Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

      (d) by Sellers by written notice to Buyer (i) if the representations and warranties of Buyer shall not have been true and correct in all material respects as of the date when made, or (ii) if any of the conditions set forth in Section 7.1 or 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York City time on Termination Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

      (e) by Sellers or Buyer, if, with respect to the HSR Act filing, the Federal Trade Commission, the Department of Justice or other applicable Governmental Authority gives written notice of such agency's intention to take any of the following actions: (i) enjoin or seek to enjoin the performance of this Agreement or the transactions contemplated hereby, or (ii) impose or seek to impose material damages, or require or seek to require Buyer or the Company to divest itself of any assets or restrict its operations, as a result of the consummation of the transactions contemplated hereby.

      Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to the provisions of Section 9.1, then except as set forth in Section 6.2(d), this Section 9.2 and Article XI, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except for any liability resulting from such party's breach or default of this Agreement. Upon termination, the parties agree to promptly return to the other party all information, whether or not marked confidential, regarding or obtained from such other party. Notwithstanding anything to the contrary contained herein, and for the avoidance of confusion, the parties shall, and shall cause their respective Affiliates, directors, officers, employees, accountants, attorneys, financial advisors and other agents to, keep the facts and circumstances relating to any such termination of this Agreement in confidence and not disclose or publicize such information to any other party, except if compelled to disclose the same by judicial or administrative process or by other requirements of law or in any action or proceeding for the enforcement of this Agreement or any Transaction Document.

                                   ARTICLE X

                                 INDEMNIFICATION

      Section 10.1 Survival of Representations and Warranties, etc. All representations and warranties contained in this Agreement shall survive the Closing for a period of 12 months; provided, however, the representations and warranties stated in Sections 3.2, 3.21 and 3.25 (the "Excluded Representations") shall survive the Closing for the applicable statute of limitations (the "Survival Period").

      Section 10.2 Indemnification By Sellers.

      (a) Subject to the terms and conditions of this Article IX, Sellers jointly and severally covenant and agree to defend, indemnify and hold harmless Buyer and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Buyer Indemnitees") from and against, and pay or reimburse the Buyer Indemnitees for, any and all claims, liabilities, obligations, losses (including loss in value), fines, expenses, costs, proceedings, deficiencies, damages, punitive damages paid to a third party, actions, suits, demands, assessments and judgments (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including penalties, interest, accounting fees, reasonable out-of-pocket expenses, court costs, expert witness fees and reasonable attorneys' fees and expenses incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Claims"), resulting from or arising out of:

            (i) the misrepresentation or inaccuracy of any representation or warranty of Sellers or the Company made or contained in the Transaction Documents (other than a misrepresentation or inaccuracy of any representation or warranty contained in Section 3.9 as it relates to U.S. Export Control Laws, which shall be governed exclusively by Section 10.2(a)(iii)); provided, however, that, for purposes of this provision, with respect to any representation or warranty made by Sellers in the Transaction Documents which by its terms contains any qualification or limitation with respect to a Material Adverse Effect, or is otherwise qualified or limited with respect to materiality, such misrepresentation or inaccuracy thereof will be deemed to have occurred (and indemnification in respect thereof will be available hereunder) if there would have been a misrepresentation or inaccuracy of such representation or warranty absent such qualification or limitation;

            (ii) any failure of any Seller to perform any covenant or agreement made or contained in the Transaction Documents or fulfill any other obligation in respect thereof; or

            (iii) any non-compliance or alleged non-compliance with U.S. Export Control Laws by the Company or its employees prior to the Closing.

            (b) (i) Sellers shall not be required to indemnify the Buyer Indemnitees with respect to any Claim resulting from or arising out of matters described in Section 10.2(a)(i), other than any such Claims related to the Excluded

            Representations, unless and until the aggregate amount of all Claims exceeds one percent (1.00%) of the amount of the Adjusted Purchase Price ("Sellers' Threshold Amount"), in which case Sellers shall be required to indemnify the Buyer Indemnitees only for the amount by which such Claims exceed the Sellers' Threshold Amount. Claims thereafter may be asserted regardless of amount; provided, however, that Sellers' maximum liability to Buyer Indemnitees under Section 10.2(a)(i), other than any such Claims related to the Excluded Representations, shall not exceed the Escrow Amount. All representations, warranties, covenants and agreements of Sellers in this Agreement (including Article III and this Article IX) are made jointly and severally by Sellers (except for Sections 3.2, and 3.25(d) and under the Noncompetition Agreements, which are made severally, not jointly).

            (ii) Sellers' maximum liability to Buyer Indemnitees under Sections 10.2(a)(iii) shall not exceed $10 million.

            (iii) Notwithstanding anything in this Agreement to the contrary,
            (A) the maximum liability of any individual Seller to the Buyer Indemnitees under this Section 10.2 with respect to the Excluded Representations that are made severally and not jointly by Sellers shall not exceed the dollar amount of the proportionate share of the aggregate Adjusted Purchase Price (after giving effect to any and all adjustments thereto from time to time pursuant to Section 2.3) actually paid to such Seller (either directly or through the Sellers' Representative); (B) the maximum liability of Paul Parkas to the Buyer Indemnitees under this Section 10.2 with respect to the Excluded Representations that are made jointly and severally by Sellers shall not exceed the dollar amount of the proportionate share of the aggregate Adjusted Purchase Price (after giving effect to any and all adjustments thereto from time to time pursuant to
            Section 2.3) actually paid to Paul Parkas (either directly or through the Sellers' Representative); and (C) any indemnification Claim against a Seller for a breach under the Noncompetition Agreements shall be several and not joint.

      (c) Notwithstanding the foregoing, Buyer shall not be entitled to indemnification with respect to:

            (i) consequential damages, including, without limitation, consequential damages consisting of business interruption, increased costs or lost profits, or punitive (other than punitive damages paid to a third party), exemplary or multiple damages;

            (ii) any obligation, liability or matter to the extent reserves or accruals for such matter are reflected in the Financial Statements or are on the books and records of the Company and/or are taken into account in determining the Closing Date Net Working Capital up to the amount of such reserves; and

            (iii) to the extent any obligation or liability or matter, including with respect to environmental remediation and clean-up, arises under Laws that arise or are promulgated or announced after the Closing Date.

      (d) Notwithstanding anything to the contrary herein, in the event that Sellers shall be obliged to indemnify Buyer for any Claims under the provisions of this Article IX, such Claims shall be paid (i) first, from the Escrow Amount and (ii) then, to the extent that the Escrow Amount is not sufficient to cover such Claims, from Sellers, pro rata in accordance with the percentage of Shares owned by each Seller, as set forth in Section 3.25 of Sellers Disclosure Schedule.

      (e) Indemnification Claims hereunder shall be reduced by and to the extent that the Company receives proceeds under its insurance policies, risk sharing pools with which it is affiliated, or similar arrangements of the Company, in each case as at the Closing, specifically as a result of, and in compensation for, the subject of an indemnification Claim; provided, however, the amount of any such proceeds will be reduced by the amount of any increased premium incurred in making a claim against such insurance arrangement, as determined in the reasonable discretion of Buyer.

      (f) Indemnification Claims hereunder shall be reduced by and to the extent that the Company or Buyer receives a Tax benefit, as a result of, and in compensation for, the subject matter of the indemnification Claim; provided, however, that the existence of any such Tax benefit shall be determined in the reasonable discretion of Buyer and shall be calculated as if such Claim is the last item deducted in determining the taxable income of Buyer, and Buyer shall not be required to carry such Claim forward to any Tax year other than the year in which such Claim occurred.

      (g) Sellers shall not be obligated to indemnify Buyer for any Claims under the provisions of Section 10.2(a)(i) unless such Claim is asserted on or before the end of the applicable Survival Period, which Claims shall survive until final resolution thereof. Sellers shall not be obligated to indemnify Buyer for any Claims under the provisions of Section 10.2(a)(iii) unless such Claim is asserted on or before the one-year anniversary of the Closing Date, which Claims shall survive until final resolution thereof. Any Claim will be deemed to have been properly asserted by Buyer under this Section 10.2(g) if Buyer shall have asserted any event, circumstance, occurrence, fact or condition that could reasonably be expected to have or result in an indemnifiable Claim under this Article IX.

      Section 10.3 Indemnification By Buyer.

      (a) Subject to the terms and condition of this Article IX, Buyer covenants and agrees to defend, indemnify and hold harmless Sellers and their officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Sellers' Indemnitees") from and against, and pay or reimburse the Sellers Indemnitees for, any and all Claims resulting from or arising out of:

            (i) the misrepresentation or inaccuracy of any representation or warranty of Buyer made or contained in the Transaction Documents; or

            (ii) any failure of Buyer to perform any covenant or agreement made or contained in the Transaction Documents or fulfill any other obligation in respect thereof.

      (b) Notwithstanding the foregoing, Sellers shall not be entitled to indemnification with respect to consequential damages, including, without limitation, consequential damages consisting of business interruption or lost profits, or punitive, exemplary or multiple damages.

      (c) Buyer shall not be obligated to indemnify Sellers for any Claims under the provisions of Section 10.3(a)(i) unless such Claim is asserted on or before the end of the Survival Period, which Claims shall survive until final resolution thereof. Any Claim will be deemed to have been properly asserted by Sellers under this Section 10.3(c) if Sellers shall have asserted any event, circumstance, occurrence, fact or condition that could reasonably be expected to have or result in an indemnifiable Claim under this Article IX.

      Section 10.4 Indemnification Procedures. In the case of any Claim asserted by a third party (including any Claim resulting from any filing or proceedings with any U.S. Governmental Authorities as a result of the voluntary disclosures or other filings relating to matters disclosed in the Export Control Audit) for which a party is entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party"; in the case of Sellers, such notice shall be provided to the Sellers' Representative and each Seller) as soon as practicable after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom; provided, however, that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), (b) the Indemnified Party may participate in such defense at such Indemnified Party's expense (which shall not be subject to reimbursement hereunder except as provided below), and (c) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually and materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such claim or litigation. If the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or the ability of Buyer to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand at the sole cost of the Indemnifying Party and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any claim or litigation subject to this Article IX and the records of each shall be reasonably available to the other with respect to such defense.

      Section 10.5 Exclusive Remedy. Other than for equitable remedies and Claims arising as a result of fraud, the indemnifications provided for in this
Article IX shall be the sole and exclusive post-Closing remedies available to either party against the other party for any Claims under or based upon this Agreement.

                                   ARTICLE XI

                                   TAX MATTERS

      Section 11.1 Tax Indemnity.

      (a) Sellers shall indemnify and hold harmless each of the Company, Buyer and each Affiliate of Buyer from and against: (i) all Taxes (or the nonpayment thereof) of the Company for any period ending on or before the Closing Date (a "Pre-Closing Tax Period") and any Pre-Closing Straddle Period; (ii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date; (iii) any Tax incurred or suffered by the Company, Buyer or any of their Affiliates arising out of a breach of any representation or warranty in Section 3.6, or any covenant or agreement contained in this Article X; and (iv) all Claims arising out of or incident to the imposition, assessment or assertion of any Tax described in clauses (i), (ii) and (iii) above; provided, however, the indemnification provisions set forth above shall not include any Taxes, including, without limitation, New Hampshire Business Profits taxes incurred in the ordinary course of business or related to the Section 338(h)(10) Election, to the extent reflected in the Final Closing Date Balance Sheet and accounted for in the determination of the Net Working Capital Adjustment. Notwithstanding anything in this Agreement to the contrary, all matters relating to Taxes will be governed by this Article X and no provision of Article IX will limit, modify or offset the rights or obligations of the parties thereunder.

      (b) For purposes of this Agreement, the portion of Tax, with respect to the income, property or operations of the Company that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a "Straddle Period") will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the "Pre-Closing Straddle Period") and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the "Post-Closing Straddle Period") in accordance with this Section 11.1(b). The portion of such Tax attributable to the Pre-Closing Straddle Period will be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

      (c) Any amount paid pursuant to this Section 11.1 will be treated as an adjustment to the Purchase Price, unless otherwise required by law.

      (d) Any indemnity payment to be made pursuant to this Section 11.1 must be paid by wire transfer of immediately available funds no later than 10 days after Buyer makes written demand upon Sellers therefor.

      (e) The indemnification provisions in this Section 11.1 (including the representations and warranties under Section 3.6) will survive the Closing until 30 days after the expiration of the applicable statute of limitations (as may be extended under Applicable Law).

      Section 11.2 Tax Returns.

      (a) Sellers shall prepare, or caused to be prepared, and timely file, all original Tax Returns of the Company that are due with respect to any Pre-Closing Tax Period that have not yet been filed, on a basis consistent with past practice, except to the extent required by Applicable Law, and shall timely pay, or cause to be timely paid, all Taxes shown as due and owing on such Tax Returns. Sellers shall allow Buyer at least 20 days in which to review such Pre-Closing Tax Period Tax Returns, prior to their filing and shall provide to Buyer such information that is reasonably requested by Buyer to confirm Sellers' adherence to past practice. If Buyer, within 20 days after delivery of such Tax Return, notifies the Sellers' Representative in writing that it objects to any items in such Tax Return, the disputed items shall be resolved pursuant to
Section 11.2(c). If Buyer does not respond within 20 days, Buyer shall not be entitled to object to any item in such Tax Return, and Sellers' Representative shall file such Tax Return. The cost of preparing such Tax Returns shall be borne by Sellers.

      (b) Buyer shall prepare, or cause to be prepared, and timely file, all Tax Returns of the Company that are due with respect to any Straddle Period, on a basis consistent with the past practice of the Company, except to the extent required by Applicable Law. Buyer shall allow the Sellers' Representative at least 20 days in which to review such Tax Returns that are income Tax Returns prior to their filing and shall provide to the Sellers' Representative such information as is reasonably requested by them to confirm the adherence to the Company's past practice. If the Sellers' Representative, within 20 days after delivery of such income Tax Return, notifies Buyer in writing that it objects to any items in such income Tax Return, the disputed items shall be resolved pursuant to Section 11.2(c). If the Sellers' Representative does not respond within 20 days, the Sellers' Representative shall not be entitled to object to any item in such Tax Return, and Buyer shall file such Tax Return. The cost of preparing Tax Returns of the Company for a Straddle Period shall be borne by Buyer. Buyer shall pay, or cause to be paid, all Taxes imposed on the Company shown or due and owing on any Straddle Period Tax Returns subject to reimbursement by Sellers pursuant to Section 11.1.

      (c) If the Sellers' Representative, on the one hand, and Buyer, on the other, disagree as to the treatment of any item on any Tax Return described in
Section 11.2(a) or (b) hereof, the Sellers' Representative and Buyer shall promptly consult each other in an effort to resolve such dispute in good faith. If any such point of disagreement cannot be resolved in 10 days of the date of consultation, the Neutral Auditor shall resolve any remaining disagreements. The determination of the Neutral Auditor shall be final, conclusive and binding on the parties. The costs, fees and expenses of the Neutral Auditor shall be borne equally by Buyer, on the one hand, and Sellers, on the other. Nothing in this Agreement shall prevent the timely filing of a Tax

Return by the preparing party. However, the preparing party shall file an amended Tax Return to reflect resolution of the items in dispute by the parties or the Neutral Auditor, as the case may be.

      Section 11.3 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on Buyer or the Company in connection with this Agreement will be borne by Buyer.

      Section 11.4 Cooperation; Audits.

      (a) In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company, Buyer and the Company, on the one hand, and Sellers, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Governmental Authorities as to the imposition of Taxes. Buyer and Sellers shall, and Buyer shall cause the Company to (a) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and, if the other party so requests, Buyer, the Company, or Sellers, as the case may be, shall allow the other party to take possession of such books and records at the sole expense of the requesting party.

      (b) Buyer and Sellers shall, upon request of the other party, use their commercially reasonable efforts to obtain or provide any certificate or other document from any Governmental Authority or any other Person, at the sole expense of the requesting party, as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      (c) Sellers shall, upon request, provide Buyer with all information that Buyer may be required to report pursuant to Section 6043A of the Code.

      Section 11.5 Controversies.

      (a) Buyer shall notify the Sellers' Representative upon receipt by Buyer or any Affiliate of Buyer of any notice of any inquiries, assessments, Proceedings or similar events received from any Governmental Authority with respect to Taxes of the Company for which Sellers would be required to indemnify Buyer, the Company, or any of their Affiliates pursuant to Section 11.1 (any such inquiry, assessment, Proceeding or similar event, a "Tax Matter"). The Sellers' Representative may, at the expense of Sellers, participate in any Tax Matter and, upon notice to Buyer, assume the defense of any Tax Matter, other than a Straddle Period Tax Matter. If the Sellers' Representative assumes such defense, the Sellers' Representative will have the authority, with respect to any Tax Matter, to represent the interests of the Company before the relevant Governmental Authority and will have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. Buyer has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by the Sellers' Representative. The Sellers' Representative must not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of Buyer, the Company, or any Affiliate of the foregoing for any Tax period beginning after the Closing Date ("Post-Closing Tax Period") or a Post-Closing Straddle Period without the prior written consent of Buyer. The Sellers' Representative must keep Buyer informed with respect to the commencement, status, and nature of any such Tax Matter, and will, in good faith, allow Buyer to consult with it regarding the conduct of or positions taken in any such proceeding.

      (b) Buyer will have the right to represent the interests of the Company before the relevant Governmental Authority with respect to any inquiry, assessment, Proceeding or other similar event relating to a Straddle Period (a "Straddle Period Tax Matter") and will have the right to control the defense, compromise or other resolution of any such Straddle Period Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Straddle Period Tax Matter. If Sellers would be required to indemnify Buyer, the Company or any of their Affiliates pursuant to Section 11.1 with respect to such Straddle Period Tax Matter then: (A) the Sellers' Representative has the right (but not the duty) to participate in the defense of such Straddle Period Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Buyer, (B) Buyer must not enter into any settlement of or otherwise compromise any such Straddle Period Tax Matter to the extent that it adversely affects the Tax liability of Sellers without the prior written consent of the Sellers' Representative, which consent may not be unreasonably withheld or delayed, and (C) Buyer must keep the Sellers' Representative informed with respect to the commencement, status, and nature of any such Straddle Period Tax Matter, and will, in good faith, allow the Sellers' Representative to consult with it regarding the conduct of or positions taken in any such proceeding.

      Section 11.6 Code Section 338(h)(10) Election. Sellers shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign Tax law as Buyer may determine) with respect to the purchase and sale of the Shares hereunder (collectively, the "Section 338(h)(10) Election"). Sellers shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by Applicable Law, and shall take no position inconsistent with treating the transactions contemplated by this Agreement as a transaction with respect to which a Section 338(h)(10) Election was made. Except to the extent any such Taxes are reflected in the Final Closing Date Balance Sheet and accounted for in the determination of the Net Working Capital Adjustment, Sellers shall pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including
(a) any Tax imposed under Section 1374 of the Code; (b) any Tax imposed under Treasury Regulation Section 1.338(h)(10)-1(d); or (c) any state, local or foreign Tax imposed on the Company's gain, and Sellers shall indemnify Buyer and the Company against any Claims arising out of any failure to pay any such Tax.

      Section 11.7 Purchase Price Allocation. Buyer and Sellers agree that the Purchase Price and the liabilities of the Company included in amount realized (plus other relevant items) shall be allocated to the assets of the Company for all applicable Tax purposes in a manner consistent with the allocation as of the Effective Date set forth on Schedule 11.7 (the "Allocation Schedule"), which shall be jointly prepared and agreed to by the parties hereto and prepared in accordance with Section 338 and Section 1060 of the Code and the regulations thereunder. The Allocation Schedule shall be adjusted by Buyer for any other post-Closing adjustment to the Purchase Price or to the amount of any liabilities of the Company included in amount realized for federal income tax purposes. Buyer, Sellers and the Company shall file all Tax Returns (including amended Tax Returns and claims for refunds) in a manner consistent with the Allocation Schedule, as adjusted, and shall not take any position inconsistent with the allocations set forth in the Allocation Schedule, as adjusted, except as otherwise required by law; provided, however, that the Tax basis in the assets of the Company may exceed the total amount allocated in order to reflect Buyer's capitalized transaction costs not included in the Purchase Price or liabilities of the Company included in amount realized, and each Seller's amount realized may be less than the total amount allocated in order to reflect each Seller's transaction costs.

      Section 11.8 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

      Section 11.9 Liability. Notwithstanding anything to the contrary contained in this Article X, all representations, warranties, covenants and agreements of Sellers contained in this Article X are made jointly and severally by Sellers; provided, however, that the maximum liability of Paul Parkas under this Article IX shall not exceed the dollar amount of the proportionate share of the aggregate Adjusted Purchase Price (after giving effect to any and all adjustments thereto from time to time pursuant to Section 2.3) actually paid to Paul Parkas (either directly or through the Sellers' Representative).

                                  ARTICLE XII

                                  MISCELLANEOUS

      Section 12.1 Expenses. Except to the extent otherwise provided hereby, Sellers, on the one hand, and Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including the preparation, execution and delivery of this Agreement and the other Transaction Documents and compliance herewith and thereunder, whether or not the transactions contemplated hereby and thereby shall be consummated. Any filing fees required in connection with the HSR Act shall be borne one-half by Buyer, on the one hand, and one-half by Sellers, on the other. Sellers shall be solely responsible for any fees and expenses payable by the Company and/or Sellers to any legal counsel, accountants, investment bankers or consultants, including the collective amount payable by the Company and/or Sellers to Posternak, Blankstein & Lund LLP, Nardella & Taylor L.L.P., HLHZ and Atlantic.

      Section 12.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection, is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

      Section 12.3 Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by facsimile transmission (with a confirmed receipt thereof), on the next Business Day when sent by overnight courier service, and on the date of receipt when sent by postage prepaid mail with a return receipt requested, at the following locations (or at such other location for a party as shall be specified to the other party by like notice).

            (i)   If to Buyer, to

                  Axsys Technologies, Inc.
                  175 Capital Boulevard, Suite 103
                  Rocky Hill, Connecticut 06067
                  Facsimile:  (860) 594-5750
                  Attention:  Chief Executive Officer

            With a copy to:

                  Jones Day
                  North Point
                  901 Lakeside Avenue
                  Cleveland, OH  44114-1190
                  Attn:  Christopher J. Hewitt
                  Facsimile:  (216) 579-0212

            (ii)  if to the Company or Sellers, to

                  Louis R. Fantozzi
                  17 Hawkins Pond Lane
                  Salem, New Hampshire 03079-1899

            With copies to:

                  Posternak Blankstein & Lund LLP
                  Prudential Tower
                  800 Boylston Street, 33rd Floor
                  Boston, MA  02199-8004
                  Attn:  Donald H. Siegel, P.C.
                  Facsimile:  (617) 367-2315

                  and

                  Robert W. Chmielinski, P.C.
                  25 Walnut Street
                  Third Floor
                  Wellesley, Massachusetts  02481
                  Facsimile: (781) 459-0306

      Section 12.4 Interpretation. The parties hereto acknowledge and agree that: (a) each party hereto and its counsel reviewed and negotiated the terms and provisions of the Transaction Documents and have contributed to their revision and (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. The Sellers Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections of Article
III. Any fact or item in any portion of the Sellers Disclosure Schedule shall be deemed to be disclosed with respect to this Agreement generally and any other relevant portion, whether or not an explicit cross-reference appears, but only to the extent that the applicability of such disclosure to a section other than the numbered or lettered section of the Sellers Disclosure Schedule on which such disclosure is contained is readily apparent. No representation or warranty hereunder shall be deemed to be inaccurate if the actual situation is disclosed in the Sellers Disclosure Schedule. Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Sellers Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Sellers Disclosure
Schedule is or is not material for purposes of this Agreement.

      Section 12.5 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

      Section 12.6 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

      Section 12.7 Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

      Section 12.8 Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York without giving effect to the conflict of laws rules thereof.

      Section 12.9 Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties to this Agreement (a) consents to submit to the exclusive jurisdiction of the federal and state courts located in Manhattan County, New York, in any suit, action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such suit, action or proceeding may be heard and determined in any such court, (c) agrees to be bound by any final judgment rendered in any such court, (d) agrees not to commence any suit, action or proceeding arising out of or relating to this Agreement in any other court, and (e) waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in any such court. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 12.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

      Section 12.11 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto.

      Section 12.12 No Third Party Beneficiaries. Unless otherwise specifically provided for in this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective successors and permitted assigns.

      Section 12.13 Amendment; Waivers, etc. No discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No amendment or modification of this Agreement shall be effective unless in writing and signed by Buyer and Sellers.

      Section 12.14 Limitation on Representations and Warranties. Buyer acknowledges that the detailed representations and warranties by Sellers set forth in this Agreement have been carefully negotiated and prepared by the parties. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, SELLERS DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESSED OR IMPLIED, AS TO ANY PROJECTIONS, FORECASTS OR OTHER FORWARD-LOOKING STATEMENTS, INFORMATION OR MATTERS. Buyer acknowledges that neither the Company nor any Seller nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information which is not included or referred to in this Agreement or the Schedules, and no Seller nor any other Person will have or will be subject to any liability under this Agreement to

Buyer or any of its Affiliates or any other Person resulting from the distribution of any such information to, or use of any information by, Buyer and any Affiliate thereof or any of their agents, consultants, accountants, counsel or other representatives. Without limitation of the foregoing, to the extent that in the offering memoranda or summary prepared by any Seller, the Company or by any of their respective advisors or representatives are or has been provided to Buyer, Buyer acknowledges and agrees that no representation or warranties are made as to the completeness or accuracy of such memoranda or summaries.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                           [SIGNATURE PAGE TO FOLLOW]

                  [Signature page to Stock Purchase Agreement]

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                              AXSYS TECHNOLOGIES, INC.

                              By: /s/ Stephen W. Bershad
                                  -----------------------------------------
                              Name: Stephen W. Bershad
                              Title: Chairman & Chief Executive Officer

                              DIVERSIFIED OPTICAL PRODUCTS, INC.

                              By: /s/ Paul Parkas
                                  -----------------------------------------
                              Name: Paul Parkas
                              Title: President and Chief Executive Officer

                              SELLERS:

                              /s/ Louis R. Fantozzi
                              ---------------------------------------------
                              Louis R. Fantozzi

                              Address: 17 Hawkins Pond Lane
                              Salem, New Hampshire 03079-1899

                              /s/ Lawrence Kessler
                              ---------------------------------------------
                              Lawrence Kessler

                              Address: 12 Hawkins Pond Rd
                              Salem, NH  03079-1899

                              /s/ Paul Parkas
                              ---------------------------------------------
                              Paul Parkas

                              Address: 4 Aspen Drive
                              Atkinson, NH  03811